-      3       -
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

               FORM 10 GENERAL FORM FOR REGISTRATION OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




                                ESSCO (USA), INC.
          (Exact  Name  of  Registrant  as  Specified  in  Its  Charter)


    Delaware          33-0773383
    Delaware                              33-0773383
     Delaware                              33-0773383
   Or Other Juri          I    (State Or Other Jurisdiction Of Incorporation Or
Organization)          (I.R.S.  Employer  Identification  No.)


              18500 Von Karman, Suite 560, Irvine, California 92612
              18500 Von Karman, Suite 560, Irvine, California 92612
    (Address  Of  Principal  Executive  Offices)         (Zip Code)
        18500 Von Karman Avenue, Suite 560, Irvine, California             92612


       (    714   )      477-6288
    ----    -------    -------------
                                   (714) 477-6299
                                 (714) 477-6299
   (949) 477-6299    Company's Telephone Number, Including Area Code:
   --------------



     Securities  To  Be  Registered  Under  12(b)  Of  The  Act:  None.

             Title Of Each Class     Name Of Each Exchange On Which
             -------------------     ------------------------------
             To Be So Registered     Each Class Is To Be Registered
             -------------------     ------------------------------

          ____________________________     ____________________________
                                           ----------------------------
          ____________________________     ____________________________
          ----------------------------     ----------------------------

     Securities  To  Be  Registered  Pursuant  To  Section  12(g)  Of  The  Act:

                          Common Stock, $.001 par value
                          Common Stock, $.001 par value

                                (Title of Class):
TABLE  OF  CONTENTS

    Item  1.  Business.                                 4
         OPERATING  ENVIRONMENT                         6
TRANSACTION  BACKGROUND                                 7
PRICE  RANGE  OF  GRAIN  COMMODITIES                    8
CORPORATE  STRUCTURE                                    8
EMPLOYEES                                               8
         Item  2.  Financial  Information.              10
         MANAGEMENTS  DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF  OPERATIONS                                          10
RESULTS  OF  OPERATIONS                                 10
PLAN  OF  OPERATION                                     13
         Item  3.  Properties.                          15
Item  4.  Security  Ownership  of  Certain  Beneficial  Owners  and Management.
                                                        17
Item  5.  Directors  and  Executive  Officers.          19
Summary  Compensation  Table                            20
Item  7.  Certain  Relationships  and  Related
Transactions.                                           21
Item  8.  Legal  Proceedings.                           21
Item  9.  Market Price of and Dividends of Essco (USA), Inc.'s Common Equity and
Related  Stockholder  Matters.                          22
Item  11.  Description  of Registrant's Securities
to be Registered.                                       23

         Common  Stock                                  23
Penny  Stock  Regulations  -  Restrictions  on
Marketability                                           23
         Item  12.  Indemnification  of  Directors
and Officers.                                           23
Item  15.  Financial  Statements  and  Exhibits.        24
Information  Systems  for  the  Year  2000              24

       Certain statement contained in this Form 10 Report are forward-looking statements, including statement with respect to the Company's budgeted or anticipated expenses. "Forward-looking statements" can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "continue," "present value," "future," or "reserves," or other variations thereof or comparable terminology. All of these statements involve assumptions of future events which may not prove to be accurate and risks and uncertainties. For these and other reasons, actual results may differ materially from those projected or implied
ITEM  1.  BUSINESS

          Essco (USA), Inc. (the "Registrant") was incorporated in the State of Delaware on September 23, 1997 for the purpose of acquiring the existing
businesses of        MIDLAND AGRICULTURAL        , and the bulk freight business
of         MIDLAND  STEAMSHIPPING  M.  CO           from  Mr.  Christos
Traios       .             Mr.  Traios,  a Greek citizen, had purchased  certain
maritime  assets  from  the  NATTEM          Companies in 1993, and subsequently
formed Midland Steamshipping . On October 9, 1997, Essco (USA), Inc. acquired 100% of the issued and outstanding shares of MIDLAND, Agricultural S.A. and 49% of the issued and outstanding shares of MIDLAND STEAMSHIPPING M. CO.

                  MIDLAND, Agricultural S.A. ("Midland Agricultural") was incorporated under the laws of the Republic of Panama on November 17, 1995. Midland Agricultural is based in Piraeus, Greece and derives its revenues from the trading of agricultural commodities grown in the Former Soviet Union and transported and sold to food manufacturers in various Mediterranean countries.
   Typically, Midland Agricultural, enters into agreements with various farming entities within Southern Russia, wherein Midland Agricultural will purchase set volumes of various grain commodities at a set price. Midland Agricultural, then enters into delivery agreements with food mills, food processors, or industrial consumers to sell the same grain commodity to be delivered at a future date. By coordinating the transportation and delivery of these grain commodities, Midland Agricultural is able to recognize its operating profit.
    The agricultural commodities traded include wheat, wheat-flour, corn, barley, sunflower seeds, beans, millets, citrus, and livestock feed. Midland
Agricultural also trades other commodities from time to time, such as urea/fertilizer, cement, coal, steel, and timber.

              MIDLAND STEAMSHIPPING M. CO. ("Midland Shipping") was incorporated according to Greek Maritime law on September 17, 1996. Midland Shipping is based in Piraeus, Greece and derives its revenues from t he operation of certain maritime assets, including one bulk carrier vessel of 3,500 mans
DWG      named  "Victoria".       Effective  January  5,  1998, the Victoria was
re-registered and ownership was transferred to a newly formed subsidiary, Essco Pioneer, Sa., Panama. As part of this exchange of assets, Essco (USA), Inc. received 100% ownership of the Essco Pioneer (formerly Victoria) in exchange for
its  49%  ownership    in  Midland  Shipping.

              MIDLAND STEAMSHIPPING M. CO. currently derives 60% of its revenues
through  the  transport  of  grain  commodities  being  handled  by      Midland
Agricultural.

                  Following the acquisition of Midland Agricultural and the acquisition of the Essco Pioneer, Essco (USA), Inc.'s plan of operation for fiscal 1998 includes the following: (1) Essco (USA), Inc. intends to acquire additional bulk carrier vessels for the purpose of covering the demand for transportation of commodities and (2) increase its agricultural commodity trading activities in the Former Soviet Union and Mediterranean markets.

                  Essco (USA), Inc. plans to acquire two river-sea going vessels with about 3,000 metric tons cargo capacity and one bulk/general vessel of 22,000 metric tons cargo capacity. In order to increase its agricultural commodity trading activities, Essco (USA), Inc. plans to continue to enter agreements with farmers in the Former Soviet Union for the future delivery of agricultural commodities at fixed quantities and prices. Essco
(USA), Inc. does not anticipate the need for material changes in the number of its employees in the next twelve months.


----
        Midland Agricultural and Midland Steamshipping were both companies owned and formed by Mr. Christos Traios. Mr. Traios has extensive experience in the operation and management of shipping companies and vessels, as well as agricultural commodity trading. Starting in 1986, Mr. Traios formed NATTEM, S.A., a shipping, aviation, harbor construction and trading company which over
the following years grew to own 18 cargo vessels,  manage    d            28 dry
bulk  cargo  vessels    ,       and      engaged  in     various  other business
activities. In March of 1993, a vessel owned and operated by NATTEM companies exploded. As a result, the NATTEM companies were forced to sell the bulk of their assets to meet the financial obligations that resulted. As part of these sales, the cargo vessel Victoria, and certain hydrofoils were sold to Mr. Christos Traios. There were no further liabilities upon the settlement of those debts.

         In 1995, Mr. Traios created Mill-Agora an agricultural trading company which subsequently changed its name to Midland Agricultural. Furthermore, Mr. Traios formed Midland Steamshipping which owned and operated the vessel "Victoria" along with the hydrofoils owned by Mr. Traios.

         OPERATING  ENVIRONMENT

         The  shipping business is an internationally competitive business.  The
transport  of  goods,  across open seas     is           always subject to risks
ranging  from  weather,  to  equipment  malfunction  or  human  error.

     Essco (USA), Inc. intends to build upon its established niche of providing dry bulk cargo services to the Black Sea Basin where most ocean going vessels cannot service. As a result, there remains a shortage of cargo capacity to carry agricultural goods from much of the Black Sea Basin.

         Essco (USA), Inc. maintains complete insurance coverage on its vessels to protect the Company in case of natural disaster equipment failure.

         In the case of Midland Agricultural, or Essco Commodities (a newly formed subsidiary), the agricultural trading business puts forth its own set of risks. These risk range from political risk, to field rot occurring to grain products, or lack of transportation infrastructure. Likewise, given that both Midland Agricultural and Essco Commodities will enter into pre-purchase agreements with farming entities, it is possible that that these companies could face risks from fluctuation in commodity prices.

         All transactions are conducted and paid for in U.S. dollars thereby providing minimal currency risk and as a result the Company does not undertake any hedging strategies.

        For the period ending December 31, 1997, Midland Agricultural derived in excess of 10% of its business from the following customers:

       CUSTOMER          %  OF  TONNAGE
         PROALIM                   28%
         Adam  Commodities         20%
         T.L.D.  SRL               17%

         It is the opinion of management that the market for agricultural commodities is so immense in the Mediterranean Basin, that the Company could easily replace any of its current customers.

    TRANSACTION  BACKGROUND

         Midland Agricultural is the main commodity handling arm of the Company. In this role Midland Agricultural purchases commodities for delivery, makes
the  necessary shipping arrangements, and then manages the         process until
the  deliveries  are  made.   It is anticipated that as the Company continues to
grow, much of the future business of Midland Agricultural will be handled by Essco Commodities, Inc. another wholly-owned subsidiary of the Company.

         As the Company has grown, the role of handling these commodities has grown as a natural evolution of the core handling business. For instance, in Russia collective and individual farmers struggle to plant, harvest and deliver their goods to market. As a result of these shipping problems, many times the farmers lack the financial means to plant the next season of crops, thereby further diminishing their value.

         In some cases, Midland Agricultural may entered into a pre-purchase agreement with certain collective farms, whereby the Company advances a percentage of the purchase price of the commodities (i.e. 25%) thereby locking in a purchase price for commodities well below world market prices. In this instance, the collective farm receives necessary funds to purchase seeds, fertilizer, etc. and assures the ability to sell these products to the world market. Midland Agricultural secures the products for shipping at a price that
is         discounted    from       prevailing  world  markets.

       Once Midland Agricultural has secured the purchase rights to the harvest,
     it         then    s   e    ll   s        these goods under contract to end
buyers. The Shipping and Handling business benefit s from secured contracts, the collective farms benefit from the ability to purchase necessary pre-planting goods, and Midland recognizes a gain on the handling of commodities.

         The following example demonstrates how, in some cases, Midland Agricultural, may enter into pre-purchase agreements with farmers. Should Midland Agricultural decide to purchase 30,000 metric tons of barley from the
Spring  planting  season  at  a price of $80.00 per M/T    ,       a   s
part of this agreement, Midland may advance 25% of the total purchase price of $2.4 million or $600,000 to the farmer(s). It is anticipated that these goods would be available in June.

         Now that Midland has secured its supply, it begins to market this barley to mills, brokers, purchasers etc. who want to secure their own supply at a set price for future delivery. Midland enters an agreement to sell these 30,000 M/T to a purchaser in Italy for $130 per M/T for June, July and August delivery.

         Once the contracts are executed, Midland then contracts with a shipping company (both company owned vessels and third party vessels) to deliver 30,000 M/T on a series of voyages in June, July and August at a rate of $25 per M/T.

         As the harvest is complete, the farmers deliver the barley to the port of Taganrog. At the same time, the cargo vessel pulls up to mooring for loading of 3,000 M/T of barley. After the loading process of 4 to 5 days, Midland Agricultural must pay the remaining 75% for that 3,000 M/T of barley or $180,000. The Essco Pioneer then travels for 6 days to Italy and delivers the barley to the purchaser. With delivery, the purchaser pays to Midland Agricultural $390,000 (3,000 M/T @ $130). The cargo vessel(s) return to Taganrog for another load.

         In this scenario, Midland is purchasing barley at $80.00 per M/T, paying the shipping company $25.00 per M/T, and selling the barley for $130.00 per M/T thus recognizing a gross operating profit of $25.00 per metric ton.

         The risks of these transactions remain political risk, the ability to transport the goods to the end buyer, and negotiating purchase and sales contracts.

       Currently there are three growing seasons for Southern Russia and Ukraine indicating that this scenario could be repeated three times a year.
Midland Agricultural or Essco Commodities enter into purchase agreements with farmers, or farming collectives in each growing season to secure grain products for delivery into the world markets. Typically, Midland Agricultural or Essco Commodities enters into agreements with specific handling companies within Southern Russia or Ukraine, for the physical delivery of the grain commodity thereby avoiding the need to enter into any form of warehousing agreements.

                                                            PRICE RANGE OF GRAIN
COMMODITIES
                            (Per Metric Ton in $US Dollars)

       1997                                               HIGH          LOW

                           Sunflower- Seeds               295.00         185.00
                           Feed  Barley                   152.00          78.00
                           Feed  Wheat                    148.00          68.00
                           Milling  Wheat                 188.00         186.00
                           Yellow  Corn                    88.00          88.00
                           Soya  Beans                    194.00         194.00
                           Sugar  Grade  A                225.00         225.00
                           Energy  Coal                    28.00          26.00
                                                           96.00          94.00

         CORPORATE  STRUCTURE

         The Corporate structure of Essco (USA), Inc. will continue to change as
the  business  of  the  Company  evolves.   As of January 15, 1998 the following
corporate  structure  represents  the  subsidiaries  of    the  Company    :


-                   Essco  Pioneer  s.a.,  Panama  -  formed  January  5,  1998
-                   Midland  Agricultural  -  formed  November  17,  1995
-                   Essco  Commodities,  Inc.  -  formed    November  6,  1997
-                   Essco  (HELLAS),  s.a.  -  formed  November  12,  1997





                                                [GRAPHIC OMITED]




         It is anticipated that over time, several other subsidiaries will be created, including Essco Carriers to act as the management company for company owned vessels and leased vessels. In addition, as the Company expands its transportation to include possible trucking fleets, etc. this structure will be adapted. Furthermore, as is traditional in the shipping business, each company owned vessel will be owned by a separate wholly owned subsidiary.

         EMPLOYEES

         At this time, Essco (USA), Inc. and its subsidiaries employ 10 full time employees in its offices in Piraeus, 12 persons in its Taganrog representative office and 3 people in its offices in the United States. From time to time the Company will enter into temporary employment agreements with certain individuals to perform specific functions. In particular, the company will enter into 6 to 8 month employment contracts with certain individuals to crew the vessel "Essco Pioneer". Depending upon the number of voyages to be made in a particular contract period, the Company can employ between 6 and 12 individuals to crew its vessels.

         Given that Essco intends to increase its operating fleet, it will enter into temporary employment contracts with additional individuals to man these additional vessels.

Item  2.  Financial  Information

         MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Company's Financial Statements and the related notes thereto attached hereto as pages F-1
through  F-    1     3.

             Essco (USA), Inc. is a transportation and handling company that operates predominantly within the Black Sea and Mediterranean Sea area. The activities of the Company include the carrying of various grain cargo e s from ports within the Black Sea for delivery to mill and food processors within the Mediterranean Sea. In addition to the transporting of cargo, the Company will from time to time enter into management agreements with independent ship owners to manage their vessels subject to standard operating agreements. Essco
(USA),  Inc.  also participates in the handling of grain commodities through its
wholly  owned  subsidiary     (ies),  Midland  Agricultural  and  Essco
Commodities . These activities include the pre-purchase, transport and re-selling of specific grain products. Prior to the formation of Midland Steamshipping, the bulk of agricultural commodities purchased by Midland Agricultural were transported by various shipping companies servicing the Black
Sea  market    .

                  With the rapid changes taking place in Russia, Ukraine, and Romania, along with a growing demand for grain products in the Mediterranean Sea Basin, management anticipates that with successful execution of its business plan, Essco (USA), Inc. could grow significantly over the next several years.

                  The ability of the Company to expand its cargo fleet, and commit additional capital for the purchase of grain commodities, and growth in general , hinges on several factors. In part, difficulties encountered with the grain harvest(s) around the Black Sea Basin, which can be effected by climatic conditions and political factors, could potentially disrupt the Company's core shipping and handling business. In addition, world market prices for grain commodities do fluctuate based upon, in part, worldwide supply and demand. Lastly, in order for Essco (USA), Inc. to capture the anticipated market share of the shipping and handling of grain commodities within the Black/Mediterranean Sea Basins, it will need to raise capital or enter into long-term lease operating agreements to increase overall fleet cargo capacity.

                  The  Company's  operating performance is influenced by several
factors,  the  most  significant  of  which  is  operating  efficiency.    In
   particular, the necessary personnel, computer systems, and management systems required for the management of a single vessel, requires only incremental increase for the management of additional vessels. Furthermore, for items such
as insurance,         maintenance and parts with various vendors, the ability to negotiate for larger quantities will provide further economies of scale. Essco has been able to traditionally maintain operating expenses equal to 65%-80% of revenues. As a result of recent demand for vessels, operating expenses have increased in the short-term which should be off-set as cargo rates begin to reflect this demand.

                 In addition, the handling business has historically been a high volume, low operating margin business. For the periods of 1996 and 1997 gross operating margins have ranged from 15% to 9% and are subject to prevailing cargo rates, and worldwide commodity prices.



     The business of the Company is seasonal by nature. To a large extent, the agricultural handling business is concentrated within the three growing seasons (Spring, Summer, Fall) of Southern Russia and the Ukraine. Furthermore, while the shipping operations of the Company are less seasonable, typically shipping rates increase during peak period (coinciding with the growing seasons).

RESULTS  OF  OPERATIONS

 The Company has evolved to handle the delivery of grain commodities for which it receives payment upon delivery of such goods to the end buyer. In 1997, Midland Agricultural entered into several purchase contracts that outline the basic terms and conditions of delivery and purchase price. However, these contracts by nature are usually subject to a 10% adjustment in either direction. As of December 31, 1997, the following delivery contracts had open balances, indicating that the farmers had yet deliver ed the following amounts to the Company:

       COMMODITY          METRIC  TONS

                                              Sunflower Seeds             28,000
                                               Feeding Barley             22,000
                                                Feeding Wheat             18,000
                                                Feeding Corn               8,000
                                                Energy Coal               36,000

       PERIOD  ENDING  DECEMBER      31,  1997

         Sales for the year ended December 31, 1997 were $19,930,128 compared to $23,169,860 for a similar period in 1996, a difference of $3,239,732 or
14%.        The basis for the decline in revenues can be attributed to the lower volumes  of  grain  commodities  being  handled  by  the  Midland  Agricultural
subsidiary.   As a result of payment of dividends in 1996 of     $2,602,429,
Midland Agricultural, is employing less capital for the purchase of grain commodities, and is thus, recognizing lower overall revenues. In addition the agricultural business is somewhat cyclical with obvious patterns to growing and harvest seasons of the grain commodities it handles. As a result, the reduction in capital employed at the beginning of 1997 is being demonstrated during this time period.

            Essco (USA), Inc. is currently investigating several options ranging from a public stock offering, to traditional bank financing to equipment leasing to increase available capital for agricultural purchases. It is anticipated that a portion of any proceeds raised would be utilized to expand the volume of grain commodities being handled by the Company. Management, believes, that such an increase in working capital could result in the increase in revenues in 1998.

                 Midland Steamshipping is in part, affected by the activities of
Midland  Agricultural.         Midland  Steamshipping  provides  shipping  and
transportation  services  to various vendors.  For the period ended December 31,
1997,  Midland Agricultural accounted for 60%        AGMAlexander G. MontanoFind
out  from Traios what % of steamshipping business was agricultural business.
   of the revenues of Midland Steamshipping. Midland Steamshipping is paid a prevailing market price for its services, regardless of whether the paying client is Midland Agricultural (an affiliated company) or some other unaffiliated customer.

                  Financial results for Midland Steamshipping were impacted as a
result  of     the level of cargo carried on behalf of Midland     Agricultural.
The      decline  in  overall       commodity     volumes     handled by Midland
Agricultural has resulted in fewer number of trips required to transport said grains. This decline in volume has been offset in part by higher cargo fees within the Black Sea and the Sea of Azov which averaged $30.00 per metric  ton,  versus  an  average  of  $24.00  per  metric  ton  in  1996.

          While there can be no assurances, it is anticipated by management that
if      Midland  Agricultural       is able to expand the level of g    r    ain
                                                                        -
commodities it handles, it will naturally require additional shipping services. As a result, it is the plan of management to see Midland Agricultural increase the volumes transported via Midland Steamshipping.

                 Cost of Goods Sold for the period ending December 31, 1997 were $18,485,998 versus Cost of Goods Sold as of December 31, 1996 for $19,708,525. These figures represent a gross operating margin of 7 % in 1997 versus
                                                           -
gross  operating  margins  of      15   %           for the same period in 1996.
    These figures represent higher cost of goods sold as a percentage of revenues in part due to the lower volumes being handled by the Company, and the fixed costs associated with operations.

                  Selling, Administrative and Other operating expenses were $730,503, versus $558,906 representing an increase of $171,597 or 31% over similar expenses in 1996. The increases in General and Administrative expenses can be attributed to expansion of activities in Greece, as well as the one time expenses of the establishment of Essco (USA), Inc. and expenses associated with
the           acquisition  of  Midland  Agricultural, and Midland Steamshipping,
along with registration expenses. Selling, Administration and other expenses are comprised of office rent, payroll and registration and operating expenses of the vessels and the subsidiary companies.

              Net Income was $800,895 for the period ended December     31, 1997
compared  to  a  profit  of       $3,027,576      for  a similar period in 1996.
Management attributes this decline in earnings as a result of the lower overall volumes being handled by Midland Agricultural, and the resulting transportation fees required , as well as one time general and administrative expenses
incurred  in  1997    .

LIQUIDITY  AND  CAPITAL  RESOURCES

           As of December     31, 1997, the Company had positive working capital
of       $781,422,  compared  to  working  capital  as  of  December 31, 1996 of
$2,883,789.        Management currently believes that the Company has sufficient working capital and cash on hand to maintain its current business for the next twelve months . In October and November of 1997, Essco raised capital of $466,900 through the issuance of short-term notes. It is anticipated by Management that additional capital will be raised, through either the issuance of shares, through bank financing, or through leasing options to repay these notes, and fund anticipated growth. Each of these potential sources of capital will be analyzed and compared by Management. It is planned that any money raised through activities of the Company will be utilized to purchase additional vessels for operations, as well as providing additional capital to Midland Agricultural to increase the total volume of goods being handled.

             It is anticipated that to continue to grow the business, additional capital will be required. At its current stage, the Company continues to utilize internally generated cash flows to fund this growth, which may cause delays in reaching the internal operating goals set forth by Management.

              The Company continues to evaluate alternative financing options in order to continue the growth of its shipping and handling operations which will enable the Company to exploit the currently defined niche.

PLAN  OF  OPERATION

                  Essco (USA), Inc. was formed as a vehicle to grow the existing shipping and handling businesses of Midland Steamshipping and Midland Agricultural. Based upon the historical operational data of these, and their predecessor companies, it is believe d that the overall shipping of agricultural goods from Former Communist Countries bordering the Black Sea will be an opportunity for dramatic growth.

                     At the current time, much of the agricultural industries of Russia, Ukraine, and other countries are reeling from the lasting effects of communist control. As these nations begin to privatize their agricultural industries, Management expects market conditions to generate greater crop yields with lower associated costs.

                  Essco (USA), Inc. intends to establish itself to service the current marketplace, while creating a competitive advantage to grow with these crop yields.

                Based on this objective, Essco (USA), Inc. intends to add to its existing fleet of one river/sea going vessel, two or three vessels of similar size during 1998. These vessels will operate predominantly in the shallower seas and waterways of the Black and Mediterranean Sea(s). To acquire these vessels several options are available:

-          Raise  Capital  to  Purchase  Vessels
-          Utilize  Bank  Debt  (i.e.  Ship  Mortgages)
-          Enter  Into  Lease  Agreements

                  In each case the objective of entering into any such financing agreement  will  be  for  the  addition  of  cargo  tonnage to the fleet.  It is anticipated that Essco could expend up to $3,000,000 in the form of capital expenditures in 1998. While the effects on the Company as a result of these expenditures will depend in part upon the final approach taken, it is possible
that these expenditures         could result in additional long-term debt or the
issuance of additional shares. It is believed that with the addition of each vessel, certain operating efficiencies will be recognized, thereby
   increasing      the  overall  operations  of  the  Company.

     In  the  event  that  the  company  enters  into  a ship lease    ,     the
                                                                       -
following terms are standard within the shipping industry. Essco or its subsidiary would enter into a term lease contract (normally from 2 to 5 years) wherein the Company would operate the vessel and make a monthly, quarterly, or annual lease payment. In this event Essco would be responsible for most all operating, and maintenance expenses. Typically, the lease contract also provides for a buy-out at the end of the lease contract wherein the Company could purchase the vessel. Typically a lease payment would include amortization plus a return ranging from as low at 5% to as high as 12%. It is currently anticipated that Essco would seek a leasing program with payments in the range of 5% - 8%.

     In addition to building up the shipping capabilities of the Company, Essco will also seek to commit more capital to the handling of grain commodities. Given current flows of monies, and payment terms required by collective and individual farmers, it is very attractive for the Company to enter into purchase agreements prior to planting of specific grain commodities. In some cases, by advancing a certain down payment (i.e. 25%) the Company is able to secure a supply of goods at a pre-set price. Once executed, the Company in turn enters into purchase agreements with food mills, processors and trading companies that seek a reliable supply of grain commodities at a set price. The result difference between the amount paid to the farmer, and the amount received from the buyer is the gross profit, less operating expenses.

     In  1996,  Midland  Agricultural  was  able  to commit     an     excess of
   $1,250,000      towards  the  pre-purchase  of  grain  commodities  which
   resulted in profits in excess of $1,600,000. Based on this historical performance, it is the goal of Essco to raise sufficient capital, or enter into banking relationships, whereby, Midland Agricultural, can contract to purchase higher volumes of grain commodities. Furthermore, it is anticipated that by being able to roll the capital, as well as a percentage of the operating profits into the next growing season, that the overall volume of grain commodities purchased by the Company should grow each season.

FINANCING  ACTIVITIES

          In October of 1997, Essco (USA), Inc. raised approximately $466,900 in the form of short-term notes that are payable within 6 months. The proceeds of this placement were utilized to pay for expenses related to the completion of the acquisition of Midland Steamshipping, and Midland Agricultural, as well as certain professional fees (i.e. legal, and audit) related to the filing of the Company's Form 10 with the Securities & Exchange Commission.

                  It is anticipated that Essco (USA), Inc. will raise additional capital in 1998 to fund the purchase of additional vessels, as well as increasing capital for its agricultural operations. At this time, several options are being considered, ranging from the private sale of securities subject to certain exemptions of the Securities and Exchange Act of 1933, as amended, to the execution of commercial banking facilities ranging from ship mortgages, to letter of credit facilities, to the issuance of convertible debentures.

ITEM  3.  PROPERTIES

                  Essco (USA), Inc. has certain lease obligations as well as significant fixed assets as part of its normal course of business.

                  Currently, the Company is headquartered in Irvine, California, wherein it subleases office space from C & K Capital Corporation an affiliated entity. Currently, Essco (USA), Inc. pays monthly rent of $2,000 for use of office facilities and equipment. It is anticipated that in 1998, the Company will require sufficient office space that it will lease additional office space in Irvine.

               The bulk of the Company's operations are managed from its offices
in       Piraeus,      Greece.    Both  the  shipping  and handling business are
coordinated from these offices totaling 180 square meters. The Company has entered into a 5 year lease, with monthly lease payments of approximately $3,500 per month, with an annual 10% increase during the term of the lease.
(Approximate numbers are utilized to take into considerations currency fluctuations.)

                In addition, Midland Agricultural does maintain a representative office in Taganrog, Russia. This office is responsible for communication and coordination with growers in Southern Russia, loading of vessels and preparation of necessary bills of lading. The Company currently leases 100 square meters under a 4 year lease, with an annual 15% increase during the term of the lease, with an option to extend. Monthly lease payments of approximately $2,500 are incurred per month.

              Lastly, at this time, the largest fixed asset owned by the Company is the "VICTORIA" (currently being re-registered and renamed "Essco Pioneer"). Having been built in 1976, the Victoria is a river/sea going vessel, certified to traverse shallow seas and waterways. These vessels have an estimated life of 25 to 35 years depending upon maintenance. Proper insurance and registrations are current on this vessel.

ITEM  4.  SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL  OWNERS  AND  MANAGEMENT

     The following table s sets forth, as of December 31, 1997, as well as of June 30, 1998 reflecting recent changes in the stock ownership of each person known by Essco (USA), Inc. to be the beneficial owner of five percent or more of Essco (USA), Inc.'s voting securities and each officer, director, director nominees, and all officer's and directors as a group. Unless otherwise indicated, each person has beneficial voting and investment power with respect to the shares owned.

                                 ESSCO (USA), INC.
                                 As of December 31, 1997

       NAME & ADDRESSES OF BENEFICIAL OWNERS SHARES OF COMMON STOCK BENEFICIALLY OWNED PERCENTAGE
       Christos  Traios                       3,250,200                78%

3,  Irodotou  Street
Priaeus  -  GREECE

       Dr. Wolfgang Priemer                   50,000                     1%

Director
18500  Von  Karman  Avenue,  Suite  560
Irvine,  CA  92612

       Judith S. Pelton                       50,000                   1%
Corporate  Secretary
18500  Von  Karman  Avenue,  Suite  560
Irvine,  CA  92612

       Officers & Directors as a Group       3,350,200                80%

       DayStar Partners L.P.                   165,000            (1)         3%

100  Clock  Tower  Place,  Ste.  130
Carmel,  CA  93923

       Larry  Wells                            193,580        (1)       4.6%

100  Clock  Tower  Place,  Ste.  130
Carmel,  CA  93923

       Total Shares Issued & Outstanding       4,133,180           100%

(1)                   Larry  Wells is general partner for Daystar Partners, L.P.

                                   ESSCO (USA), INC.
                                   As of June 30, 1998

       NAME & ADDRESSES OF BENEFICIAL OWNERS       SHARES OF COMMON STOCK
BENEFICIALLY OWNED       PERCENTAGE
          Christos  Traios                3,250,200                      65%

3,  Irodotou  Street
Priaeus  -  GREECE

       Vizier Capital Management, Ltd.       600,000       (2)       12%
Suite  304,  Gabriel  III  Condominum
San  Manguel  Avenue,  Ortigas  Ct.
Pasig,  Metro  Manila
PHILIPPINES

       Alexander G. Montano                   200,000       (3)       4%
       Director  &  CFO
18500  Von  Karman  Avenue,  Suite  560
Irvine,  CA  92612

       Dr. Wolfgang Priemer                    50,000                 1%

Director
18500  Von  Karman  Avenue,  Suite  560
Irvine,  CA  92612

       Judith S. Pelton                        50,000                1%
Corporate  Secretary
18500  Von  Karman  Avenue,  Suite  560
Irvine,  CA  92612

       Officers  &  Directors as a Group       4,150,200            83%

       Total Shares Issued & Outstanding       4,983,650           100%

(1)                Daniel C. Montano has a beneficial interest in Vizier Capital
Management,  Ltd.
includes 100,000 shares held of record by C.K. Cooper & Company, Inc. 18500 Von Karman, Suite 560,Irvine, CA 92612

    ITEM  5.  DIRECTORS  AND  EXECUTIVE  OFFICERS

              The following table sets forth the names and ages of all directors of Essco (USA), Inc.; indicates all positions and offices with Essco (USA), Inc.; and states each persons term of office.

NAME                     AGE POSITIONS AND OFFICES  TERM OF OFFICE AS DIRECTOR

Christos Traios          37 Director, CEO,          October 9, 1997-Present
   Alexander G. Montano  27 Director, CFO           September 30, 1997-Present

    Daniel C. Montano    49 Director                October 9, 1997-Present
Dr. Wolfgang Priemer     57 Director                October 9, 1997-Present

             Under the bylaws of Essco (USA), Inc., directors are elected at the annual meeting of the stockholders and serve until their successors are elected and qualified.

              The following table sets forth the names and ages of all directors of Essco (USA), Inc.; indicates all positions and offices with Essco (USA), Inc.; and states each persons term of office.

NAME                     AGE POSITIONS AND OFFICES  TERM OF OFFICE AS OFFICER
----                     --- ---------------------- -------------------------
Christos Traios          37 CEO                     October 9,  1997  -  Present
   Alexander G. Montano  27 CFO                     September 30, 1997 - Present

    Judy S. Pelton       56 Secretary               October 9, 1997 - Present

             The business experience during the past five years of each director and executive officer is set forth below.

               MR. CHRISTOS TRAIOS is Chairman of the Broad, President and Chief Executive Officer of the company. Mr . , Traios founded Mill-Agro Hellas SA, and Meghael Company in 1995 and 1996, which were predecessor companies of ESSCO. From 1986 to 1995, Mr. Traios was President and Chief Executive Officer of Nattem Group of Companies. These companies included shipping, construction, passenger vessels, and trading in the Black Sea and Mediterranean Sea areas. Mr. Traios attended the Law School in Thessaloniki and is a citizen of Greece.

              MR. DANIEL C. MONTANO is Vice Chairman of the Company and a member of the Board of Directors. Mr . , Montano has been a associated with ESSCO since its founding in 1997. Mr. Daniel Montano has been Managing Director of Investment Banking for C&K Capital Corporation since January 1997. Prior to that he was Director of Investment Banking at Brookstreet Securities
   Corporation from January of 1995 until January of 1997. From 1979 until 1994, Mr. Montano was Chairmen of the Broad and President of Montano Securities, a USA securities firm which had ten offices across the United States. Mr. Montano is a member of the Board of Directors of one other publicly traded company: Helen of Troy Corporation. Mr. Montano obtained his MBA from the University of Southern California and a BS from California State University at Los Angeles. Mr. Montano also taught at Pepperdine University and California State University at Fullerton. Mr. Daniel Montano is the father of Mr. Alexander Montano.

                 MR. ALEXANDER MONTANO is Chief Financial Officer of ESSCO and a member of the Board of Directors. Mr. Montano is also the Founder and President of C&K Capital Corporation, an international financial services company. In addition, Mr. Montano is the President of C.K. Cooper & Company, an investment banking/securities brokerage firm that focuses primarily on the oil and gas industry. Prior to these current activities Mr. Montano was employed by Brookstreet Securities Corporation as Director of Research from 1995 to 1996. From 1992 to 1995 Mr. Montano was Chief Operating Officer and Director for Montano Securities Corporation, a nationwide securities brokerage and investment banking firm with ten offices. On December 31, 1997, Mr. Montano filed personal bankruptcy. Mr. Montano attended the University of Southern California and is the son of Mr. Daniel Montano.

               MS. JUDITH PELTON is the Corporate Secretary of the Company.  She
has worked in the investment and securities business for over 25 years. Since January 1997 she has been a Director at C.K. Capital Corporation. From 1995 to 1996 she was employed at Brookstreet Securities in the investment banking department. From 1984 till 1994 she was employed at Montano Securities Corporation, her last position was as Vice President of Administration, handling regulatory and administrative functions for this nationwide USA securities/investment banking firm.

                 WOLFGANG PRIEMER, PH.D is a member of the Company's Board of Directors. Dr. Priemer is managing director and shareholder of KRUPS-LOGISTIC SYSTEMS, a young company that developed and markets a new sophisticated technology for sorting and commissioning for a large range of products. He holds a position as an inactive director and shareholder of a company offering the service of outsourcing the production of parts and components for machines to Eastern Europe including to the own subsidiary machining company in Poland with 400 employees. He holds the position of an honoree director of the foreign trade committee of the VDMA (German machine builders association) and is a vice director of the same committee in the BDI (Association of German Industry). Dr. Priemer received his Master Degree in mechanical engineering from the University of Darmstadt and his Ph.D. from the University of Fribourg in marketing. He has twenty-five years of experience in successfully managing as President a group of internationally operating machine building companies - The Kolbus GmbH & Co. KG
- with global turnover of then two hundred million dollars. Dr. Priemer has a special expertise in taking over companies in turnaround situations and making them successful. As foreign languages he speaks German, English, French and some Spanish.



The following summary compensation table sets forth in summary form the compensation received during each of Essco (USA), Inc.'s last two fiscal years by Essco (USA), Inc.'s Chief Executive Officer. No other executive earned in excess of $100,000.

                             SUMMARY COMPENSATION TABLE
                          -----------------------------

                             LONG TERM & OTHER COMPENSATION
                                     AWARDS     PAYOUTS
       NAME AND        ANNUAL COMPENSATION                SARS (#)        LTIP
       ALL  OTHER
       PRINCIPAL POSITION
       PAYOUTS             COMPENSATION($)(1)
                                  YEAR       SALARY ($) BONUS($)

        Christos Traios        1997       $300,000       -         -
         -                   -

       Chief Executive Officer 1996       $300,000       -         -
        -                   -



                The following table sets forth the Option/SAR grants in the last fiscal year.

                      Option/SAR Grants in Last Fiscal Year
                      -------------------------------------

Individual Grants     Potential realizable value at assumed rates of stock price
appreciation  of  option  term      Alternative to (f) and (g): Grant date value

   Name     Option/SARs Granted (#)     Percent of total options/SARs granted to
-------     -----------------------     ----------------------------------------
employees  in  fiscal year     Exercise of base price ($/Sh)     Expiration date
--------------------------     -----------------------------     ---------------
5%  ($)          10%  ($)          Grant  date  present  value
    (a)          (b)                    (d)          (e)     (f)     (g)     (f)
   CEO  Christos  Traios       1,000,000     100%     $9.00     11/30/07     N/A
N/A          $0


There  were  no  option/SAR  exercised  in  the  last  completed  fiscal  year.

                 On December 1, 1997, Essco (USA), Inc. entered into a five year employment agreement with Christos Traios to serve as Essco (USA), Inc.'s chief executive officer. Under the employment agreement, Essco (USA), Inc. agreed to pay Mr. Traios an annual salary of $300,000 and a bonus of 10% of the operating profits of Essco (USA), Inc. in excess of $3,000,000 per year. The employment agreement also granted Mr. Traios the option to acquire 1,000,000 shares of Essco (USA), Inc.'s $.001 par value common stock at an exercise price of $9.00
per  share.    The  non-qualified  stock  option  expires  November  30,  2007.

                  No other officer has a written employment agreement with Essco
(USA),  Inc

                Essco (USA), Inc. has no annuity, pension or retirement plans or other plans for which benefits are based on actuarial computations.

                  Essco (USA), Inc. has no standard arrangements by which its directors are compensated.

ITEM  7.  CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSACTIONS

               On October 9, 1997, Essco (USA), Inc. acquired 100% of the issued and outstanding shares of MIDLAND, Agricultural S.A. and 49% of the issued and outstanding shares of MIDLAND STEAMSHIPPING M. CO. from Mr. Ch r istos Traios in exchange for 3,250,200 shares of Essco (USA), Inc.'s common stock.

               The following persons may be considered promoters of Essco (USA),
Inc.: Alexander G. Montano, Daniel C. Montano and C.K. Cooper & Company, Inc. Alexander G. Montano has received 100,000 shares of Essco (USA), Inc.'s common stock (approximately 2%), subject to certain performance clauses that must be met. In the case that these items are not met, these shares will be forfeited by Mr. Montano. Vizier Asset Management, has received 600,000 shares of Essco (USA), Inc.'s common stock (approximately 12%)
   subject to certain performance clauses that must be met. In the case that these items are not met, these shares will be forfeited by Vizier Asset Management. C. K. Cooper & Company, Inc. may receive 100,000 shares of Essco (USA), Inc.'s common stock (approximately 2%) subject to certain performance clauses that must be met. In the case that these items are not met, these shares will be forfeited by C. K. Cooper & Company, Inc. C.K. Cooper & Company, Inc. is a corporation over which Alexander G. Montano exercises voting control.

ITEM  8.  LEGAL  PROCEEDINGS

None.

ITEM 9. MARKET PRICE OF AND DIVIDENDS OF ESSCO (USA), INC.'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

                  There is no established public trading market for Essco (USA), Inc.'s $.001 par value common stock. At the present time there stock options  that  have  been  granted to Mr. Traios to purchase 1,000,000 shares of
common  stock at an exercise price of $9.00 per         share.  Other than these
options there are no outstanding options or warrants to purchase common stock, or securities convertible into common stock of Essco (USA), Inc.
             Rule 144 under the Securities Act or that Essco (USA), Inc. has agreed to register under the Securities Act for sale by security holders. There are no securities that are being, or have been publicly proposed to be, publicly offered by Essco (USA), Inc., the offering of which could have a material effect on the market price of Essco (USA), Inc.'s common stock.

              As  of  December 31,     1997, there were approximately     34
holders  of  Essco  (USA),  Inc.'s  common  stock.

    In 1996, Midland Agricultural paid dividends equal to $2,602,429. To date, Essco (USA), Inc. has never paid any dividends and it is unlikely that Essco
(USA),  Inc.  will  pay  dividends  in  the  next  two  years.

ITEM  10.  RECENT  SALES  OF  UNREGISTERED  SECURITIES  TO  BE  REGISTERED

             On November 19, 1997, Essco (USA), Inc. received $476,900 in bridge financing from DayStar Partners, L.P., a California limited partnership. Under the terms of the bridge loan, Essco (USA), Inc. sold 47.5 Units consisting of a $10,000 promissory note and 2,000 shares of Essco (USA), Inc.'s common stock. The notes are due and payable six months following issuance. The transaction was exempt from registration under Section 4(2) of the Securities Act of 1933 as a transaction by an issuer not involving any public offering.

              The purchaser was provided with business and financial information respecting the Company and was provided with the opportunity to obtain additional information in order to verify the information provided or to further inform themselves respecting the Company.

     The entity that acquired these units acknowledged in writing that such person was obtaining "restricted securities" as defined in rule 144 under the Securities Act; that such shares could not be transferred without registration or an available exemption therefrom; that such person must bear the economic risk of the investment for an indefinite period; and that the Company would restrict the transfer of the securities in accordance with such representations. Such persons also agreed that any certificates representing such should would be stamped with a restrictive legend covering the transfer of such shares. The certificates representing the foregoing shares bear an appropriate restrictive legend conspicuously on their face, and the stop transfer instructions are noted on the Company's stock transfer records.

     The  following  persons  may  be considered promoters of Essco (USA), Inc.:
Alexander  G.  Montano,  Daniel  C.  Montano  and  C.K.  Cooper  & Company, Inc.
Alexander G. Montano may receive 100,000 shares of Essco (USA), Inc.'s common stock (approximately 2%) in exchange for his efforts. Vizier Asset Management, may received 600,000 shares of Essco (USA), Inc.'s common stock (approximately 12%) in exchange for his efforts. C. K. Cooper & Company, Inc. may receive 100,000 shares of Essco (USA), Inc.'s common stock (approximately 2%) in exchange for his efforts. C.K. Cooper & Company, Inc. is a corporation over which Alexander G. Montano exercises voting control. These entities are entitled to begin receiving these shares as of May 1, 1998 depending upon Essco
(USA), Inc. accomplishing certain tasks, such as filing an appropriate Form 10 with the Securities and Exchange Commission, Essco (USA), Inc. having entered into discussions with certain financial institutions in relation to banking facilities and ship leasing. At this time, the requirements to begin receiving these shares have been met.

           As of December 31, 1997        there    we   re         approximately
34        holders  of  Essco  (USA),  Inc.'s common stock.  The holders of Essco
(USA), Inc.'s common stock are entitled to one vote for each share on all matters voted on by stockholders, including election of directors. Except as otherwise required by law or provided in any resolution adopted by Essco (USA), Inc.'s Board of Directors with respect to any series of Preferred Stock, the holders of such shares will possess all voting power. The shares of Essco
(USA), Inc.'s common stock are free of preemptive rights and will participate in all dividends, if any, that are declared by Essco (USA), Inc.'s board of directors in the future.

    ITEM  11.  DESCRIPTION  OF  REGISTRANT'S  SECURITIES  TO  BE  REGISTERED

             Essco (USA), Inc.'s authorized capital stock consists of 21 million shares of which 20 million shares are designated common stock, with $.001 par value and 1 million shares are designated $.001 par value preferred stock. As of December 31, 1997, there are presently issued and outstanding 4,133,180 shares of common stock. No preferred stock has been issued by Essco (USA), Inc. nor have any terms yet been associated with the Preferred Stock.

COMMON  STOCK

                There are approximately 34 holders of Essco (USA), Inc.'s common stock. The holders of Essco (USA), Inc.'s common stock are entitled to one vote for each share on all matters voted on by stockholders, including election of directors. Except as otherwise required by law or provided in any resolution adopted by Essco (USA), Inc.'s Board of Directors with respect to any series of Preferred Stock, the holders of such shares will possess all voting power. The shares of Essco (USA), Inc.'s common stock are free of preemptive rights and will participate in all dividends, if any, that are declared by Essco (USA), Inc.'s board of directors in the future.

         PENNY  STOCK  REGULATIONS  -  RESTRICTIONS  ON  MARKETABILITY

         The Securities and Exchange Commission (the "Commission") has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The Company's securities may be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell such securities to person other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000

    ITEM  12.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

                  Under  Delaware law, a corporation may indemnify its officers, directors, employees, and agents under certain circumstances, including indemnification of such persons against liability under the Securities Act of 1933. A true and correct copy of Section 145 of the Delaware General Corporation Law which addresses indemnification of officers, directors, employees and agents is attached hereto as Exhibit 99.1

              In addition, Section 102(b)(7) of the Delaware General Corporation Law and the Company's Certificate of Incorporation provide that a director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (I) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

                  The Company's Certificate of Incorporation and Bylaws contain provisions that no director of the Company shall be liable to the Company for monetary damages for breach of fiduciary duty as a director involving any act or omission of such director other than (I) for breach of director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemption
   ' s or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

                The effect of these provisions may be to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (I) -
(iv)  of  the  preceding  sentence.

ITEM  13.  FINANCIAL  STATEMENTS  AND  SUPPLEMENTARY  DATA

Not  applicable.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM  15.  FINANCIAL  STATEMENTS  AND  EXHIBITS

Attached  hereto  as  pages      F-__     through     F-__     are the financial
statements  of  Essco  (USA),  Inc.

         INFORMATION  SYSTEMS  FOR  THE  YEAR  2000

         The Company will be required to modify its information systems in order to accurately process data referencing the year 2000. Because of the importance of occurrence dates in the shipping industry, the consequences of not pursuing these modifications could significantly affect the Company's ability to manage and report operating activities. Currently, the Company plans to purchase software modifications from third parties in order to correct any existing deficiencies. The total cost will be approximately $2,500 and the information systems are anticipated to be updated by the end of 1998. Year 2000 issues as they related to field operation programs, suppliers and contractors remain to be evaluated by the Company. However, based on current available information, the Company does not anticipate that the costs associated with any necessary modifications will be material to the Company's operations or financial condition.

    The following exhibits are attached hereto and incorporated herein by reference.

3.1          Certificate  of  Incorporation
3.2          By-Laws
4.1          Form  of  $.001  Par  Value  Common  Stock  Certificate
10.1         Employment  Agreement  with  Christos  Traios
99.1 8 Del. Code Ann. 145 Indemnification of officers, directors, employees and agents

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, Essco (USA), Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ESSCO  (USA),  Inc.



By:  /s/  Alexander  G.  Montano
     ---------------------------
Name:  Alexander  G.  Montano
Title:  Chief  Financial  Officer

Date:             [Exhibit  3.1]
--------------------------------
                          CERTIFICATE OF INCORPORATION
                                       OF
                                ESSCO (USA), Inc.

     l.  The  name  of  the  corporation  is  ESSCO  (USA),  Inc

     2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     3. The nature of the business or purposes to be conducted or promoted is: to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     4. The total number of shares of stock which the corporation shall have authority to issue is: Twenty-One Million (21,000,000) of which stock Twenty Million (20,000,000) shares of the par value of $.001 each shall be common stock and of which One Million (1,000,000) shares of the par value of $.001 each shall be preferred stock. Further, the board of directors of this corporation, by resolution only and without further action or approval, may cause the corporation to issue one or more classes or one or more series of preferred stock within any class thereof and which classes or series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors, and to fix the number of shares constituting any classes or series and to increase or decrease the number of shares of any such class or series.

5.    The  name  and  mailing  address  of  each  incorporator  is  as  follows:

     NAME                                   MAILING  ADDRESS
     ----                                   ----------------
     Richard  O.  Weed                      5140  Birch  Street,  Suite  100
                                            Newport  Beach,  CA  92660

     The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

     NAME                                    MAILING  ADDRESS
     ----                                    ----------------

     Alexander  G.  Montano                  18500  Von  Karman,  Suite  560
                                             Irvine,  CA  92614
     ------------------

     6.    The  corporation  is  to  have  perpetual  existence.

     7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

     To  make,  alter  or  repeal  the  by-laws  of  the  corporation.

     To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

     To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

     To designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The by-laws may provide that in the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, or in the by-laws of the corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (I) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval or (ii) adopting, amending or repealing any by-law of the corporation.

     When and as authorized by the stockholders in accordance with law, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

     8. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

     9. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     10. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (I) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

     THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this Twenty-third day of September, 1997.

/s/  Richard  O.  Weed
----------------------
Richard  O.  Weed

[Exhibit  3.2]
                                ESSCO (USA), Inc.
                                    * * * * *
                                  B Y - L A W S
                                    * * * * *

                                    ARTICLE I
                                     OFFICES
     Section 1. The registered office shall be in the City of Wilmington, County of New Castle, State of Delaware.

      Section 2. The corporation may also have offices at such other places both within and without the State of Delaware as the board of directors may from time to time determine or the business of the corporation may require.

                                   ARTICLE II
                            MEETINGS OF STOCKHOLDERS
     Section l. All meetings of the stockholders for the election of directors shall be held in the City of Athens, State of Greece, at such place as may be fixed from time to time by the board of directors, or at such other place either within or without the State of Delaware as shall be designated from time to time by the board of directors and stated in the notice of the meeting. Meetings of stockholders for any other purpose may be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.
     Section 2. Annual meetings of stockholders, commencing with the year 1997, shall be held on the Fifteenth day of September, if not a legal holiday, and if a legal holiday, then on the next secular day following, at 10:00 AM, or at such other date and time as shall be designated from time to time by the board of directors and stated in the notice of the meeting, at which they shall elect by a plurality vote a board of directors, and transact such other business as may properly be brought before the meeting.
Section 3. Written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than 15 nor more than 60 days before the date of the meeting.
Section 4. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof,  and  may  be  inspected  by  any  stockholder  who  is  present.
Section 5. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, may be called by the president and shall be called by the president or secretary at the request in writing of a majority of the board of directors, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.
Section 6. Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not less than 15 nor more than 60 days before the date of the meeting, to each stockholder entitled to vote at such meeting.
     Section 7. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.
Section 8. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
Section 9. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the certificate of incorporation, a different vote is required in which case such express provision shall govern and control the decision of such question.
Section 10. Unless otherwise provided in the certificate of incorporation each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period.
Section 11. Unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders  who  have  not  consented  in  writing.
                                   ARTICLE III
                                    DIRECTORS
     Section 1. The number of directors which shall constitute the whole board shall be five directors. The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 2 of this Article, and each director elected shall hold office until his successor is elected and qualified. Directors need not be stockholders.
     Section 2. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.
     Section 3. The business of the corporation shall be managed by or under the direction of its board of directors which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the certificate of incorporation or by these by-laws directed or required to be exercised or done by the stockholders.

                       MEETINGS OF THE BOARD OF DIRECTORS
     Section 4. The board of directors of the corporation may hold meetings, both regular and special, either within or without the State of Delaware.
Section 5. The first meeting of each newly elected board of directors shall be held at such time and place as shall be fixed by the vote of the stockholders at the annual meeting and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present. In the event of the failure of the stockholders to fix the time or place of such first meeting of the newly elected board of directors, or in the event such meeting is not held at the time and place so fixed by the stockholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the board of directors, or as shall be specified in a written waiver signed by all of the directors.
Section 6. Regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by the board.
Section 7. Special meetings of the board may be called by the president on 5 days' notice to each director, either personally or by mail or by facsimile communication; special meetings shall be called by the president or secretary in like manner and on like notice on the written request of two directors unless the board consists of only one director; in which case special meetings shall be called by the president or secretary in like manner and on like notice on the written request of the sole director.
Section 8. At all meetings of the board, a majority of directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors, except as may be otherwise specifically provided by statute or by the certificate of incorporation. If a quorum shall not be present at any meeting of the board of directors the directors present thereat may adjourn the meeting from time to time, without notice other than announcement  at  the  meeting,  until  a  quorum  shall  be  present.
Section 9. Unless otherwise restricted by the certificate of incorporation or these by-laws, any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting, if all members of the board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board or committee.
Section 10. Unless otherwise restricted by the certificate of incorporation or these by-laws, members of the board of directors, or any committee designated by the board of directors, may participate in a meeting of the board of directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
                             COMMITTEES OF DIRECTORS
     Section 11. The board of directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.
In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.
     Any such committee, to the extent provided in the resolution of the board of directors, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (I) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the General Corporation Law of Delaware to be submitted to stockholders for approval or (ii) adopting, amending or repealing any by-law of the corporation. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors.
Section 12. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.
                            COMPENSATION OF DIRECTORS
     Section 13. Unless otherwise restricted by the certificate of incorporation or these by-laws, the board of directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the board of directors and may be paid a fixed sum for attendance at each meeting of the board of directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.
                              REMOVAL OF DIRECTORS
     Section 14. Unless otherwise restricted by the certificate of incorporation or by law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors.
                                   ARTICLE IV
                                     NOTICES
     Section 1. Whenever, under the provisions of the statutes or of the certificate of incorporation or of these by-laws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given by facsimile telecommunication.
Section 2. Whenever any notice is required to be given under the provisions of the statutes or of the certificate of incorporation or of these by-laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.
                                    ARTICLE V
                                    OFFICERS
     Section 1. The officers of the corporation shall be chosen by the board of directors and shall be a president, a vice-president, a secretary and a treasurer. The board of directors may also choose additional vice-presidents, and one or more assistant secretaries and assistant treasurers. Any number of offices may be held by the same person, unless the certificate of incorporation or these by-laws otherwise provide.
     Section 2. The board of directors at its first meeting after each annual meeting of stockholders shall choose a president, one or more vice-presidents, a secretary and a treasurer.
Section 3. The board of directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board.
Section 4. The salaries of all officers and agents of the corporation shall be fixed by the board of directors.
     Section 5. The officers of the corporation shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the board of directors may be removed at any time by the affirmative vote of a majority of the board of directors. Any vacancy occurring in any office of the corporation shall be filled by the board of directors.
                                  THE PRESIDENT
     Section 6. The president shall be the chief executive officer of the corporation, shall preside at all meetings of the stockholders and the board of directors, shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the board of directors are carried into effect.
Section 7. He shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the corporation.
                               THE VICE-PRESIDENTS
     Section 8. In the absence of the president or in the event of his inability or refusal to act, the vice-president (or in the event there be more than one vice-president, the vice-presidents in the order designated by the directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. The vice-presidents shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.
                      THE SECRETARY AND ASSISTANT SECRETARY
     Section 9. The secretary shall attend all meetings of the board of directors and all meetings of the stockholders and record all the proceedings of the meetings of the corporation and of the board of directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. He shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the board of directors, and shall perform such other duties as may be prescribed by the board of directors or president, under whose supervision he shall be. He shall have custody of the corporate seal of the corporation and he, or an assistant secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by his signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his signature.
Section 10. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors (or if there be no such determination, then in the order of their election) shall, in the absence of the secretary or in the event of his inability or refusal to act, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.
                     THE TREASURER AND ASSISTANT TREASURERS
     Section 11. The treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the board of directors.
Section 12. He shall disburse the funds of the corporation as may be ordered by the board of directors, taking proper vouchers for such disbursements, and shall render to the president and the board of directors, at its regular meetings, or when the board of directors so requires, an account of all his transactions as treasurer and of the financial condition of the corporation.
     Section 13. If required by the board of directors, he shall give the corporation a bond (which shall be renewed every six years) in such sum and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of his office and for the restoration to the corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the corporation.
Section 14. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors (or if there be no such determination, then in the order of their election) shall, in the absence of the treasurer or in the event of his inability or refusal to act, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.
                                   ARTICLE VI
                             CERTIFICATES FOR SHARES
     Section 1. The shares of the corporation shall be represented by a certificate or shall be uncertificated. Certificates shall be signed by, or in the name of the corporation by, the chairman or vice-chairman of the board of directors, or the president or a vice-president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the corporation.
     If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in section 202 of the General Corporation Law of Delaware, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
     Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the General Corporation Law of Delaware or a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
Section 2. Any of or all the signatures on a certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.
                                LOST CERTIFICATES
     Section 3. The board of directors may direct a new certificate or certificates or uncertificated shares to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates or uncertificated shares, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.
                                TRANSFER OF STOCK
     Section 4. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Upon receipt of proper transfer instructions from the registered owner of uncertificated shares such uncertificated shares shall be canceled and issuance of new equivalent uncertificated shares or certificated shares shall be made to the person entitled thereto and the transaction shall be recorded upon the books of the corporation.
                               FIXING RECORD DATE
     Section 5. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting: provided, however, that the board of directors may fix a new record date for the adjourned meeting.
                             REGISTERED STOCKHOLDERS
     Section 6. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
                                   ARTICLE VII
                               GENERAL PROVISIONS
                                    DIVIDENDS
     Section 1. Dividends upon the capital stock of the corporation, subject to the provisions of the certificate of incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation.
Section 2. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.
                                ANNUAL STATEMENT
     Section 3. The board of directors shall present at each annual meeting, and at any special meeting of the stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of the corporation.
                                     CHECKS
     Section 4. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the board of directors may from time to time designate.
                                   FISCAL YEAR
     Section 5. The fiscal year of the corporation shall be fixed by resolution of the board of directors.
                                      SEAL
     Section 6. The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words "Corporate Seal,
Delaware". The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
                                 INDEMNIFICATION
     Section 7. The corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware.
                                  ARTICLE VIII
                                   AMENDMENTS
     Section 1. These by-laws may be altered, amended or repealed or new by-laws may be adopted by the stockholders or by the board of directors, when such power is conferred upon the board of directors by the certificate of incorporation at any regular meeting of the stockholders or of the board of directors or at any special meeting of the stockholders or of the board of directors if notice of such alteration, amendment, repeal or adoption of new by-laws be contained in the notice of such special meeting. If the power to adopt, amend or repeal by-laws is conferred upon the board of directors by the certificate of incorporation it shall not divest or limit the power of the stockholders to adopt, amend or repeal by-laws.
[Exhibit  4.1]

                                  NUMBER SHARES
                            _________________________

              INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE
                               SEPTEMBER 23, 1997

                                ESSCO (USA), INC.

20,000,000  SHARES  COMMON  STOCK                     1,000,000 SHARES PREFERRED
STOCK
$.001.  PAR  VALUE  EACH                                    $.001 PAR VALUE EACH

THIS  CERTIFIES  THAT________________________________________________  IS  THE
REGISTERED HOLDER  OF_________________________________________________  Shares
of  the Common  Stock  of
                                ESSCO (USA), Inc.

HEREINAFTER DESIGNATED "THE CORPORATION", TRANSFERABLE ON THE SHARE REGISTER OF THE CORPORATION UPON SURRENDER OF THIS CERTIFICATE PROPERLY ENDORSED OR ASSIGNED.

     This certificate and the shares represented thereby shall be subject to all of the provisions of Certificate of Incorporation and the By-laws of said Corporation, a copy of which is on file at the office of the Corporation and made a part hereof as fully as though the provisions of said Certificate of Incorporation and By-laws were imprinted in full on this certificate, to all of which the holder of this certificate, by acceptance hereof assents and agrees to be bound.

     Any stockholder may obtain from the principal office of the Corporation, upon request and without charge, a statement of the number of shares constituting each class or series of stock and the designation thereof; and a copy of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights and the By-laws.

WITNESS THE SEAL OF THE CORPORATION AND THE SIGNATURES OF ITS DULY AUTHORIZED OFFICERS.
DATED:


__________________________
__________________________
     SECRETARY                                                         PRESIDENT

[Exhibit  10.1]
                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of the 1st day of December, 1997, by and between ESSCO (USA), Inc., a Delaware corporation (the "Company"), and Christos Traios (the "Executive").

     WHEREAS, the Company desires to retain the services of the Executive as Chief Executive Officer of the Company and the Executive desires to render such services on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment Term. The Company employs the Executive and the Executive accepts employment by the Company, upon the terms and subject to the conditions set forth in this Agreement, until November 30, 2002; provided, however, that such employment may be sooner terminated pursuant to the terms of this Agreement.

2. Management of the Company. The Executive shall devote the Executive's time, best efforts, attention and skill to, and shall perform faithfully, loyally and efficiently the Executive's duties as Chief Executive Officer of the Company. Further, the Executive will punctually and faithfully perform and observe any and all rules and regulations which the Company may now or shall hereafter reasonably establish governing the Executive's conduct and the conduct of the Company's business which are consistent with this Agreement.

3. Compensation; Benefits. In consideration of the services rendered to the Company by the Executive, the Company shall pay the Executive a salary at the annual rate of Three Hundred Thousand Dollars ($300,000) (the "Salary"). The Salary shall be payable in accordance with the normal payroll practices of the Company then in effect. In addition to Salary, the Executive shall be entitle to an annual bonus equal to ten percent (10%) of the annual operating profits of the Company in excess of Three Million Dollars ($3,000,000) per year (the "Bonus"). The Salary, Bonus, and all other forms of compensation paid to the Executive hereunder, shall be subject to all applicable taxes required to be withheld by the Company pursuant to federal, state or local law. The Executive shall be solely responsible for income taxes imposed on the Executive by reasons of any cash or non-cash compensation and benefits provided by this Agreement.

     In addition to the Salary, during the Employment Term, the Executive shall be entitled to: (i) all legal and religious holidays, and two (2) weeks paid vacation per annum. The Executive shall arrange for vacations in advance at such time or times as shall be mutually agreeable to the Executive and the Company's Board of Directors. The Executive may not receive pay in lieu of vacation; (ii) participate in all employee benefit plans and/or arrangements adopted by the Company relating to pensions, hospital, medical, dental, disability and life insurance, deferred salary and savings plans, and other similar employee benefit plans or arrangements to the extent that the Executive meets the eligibility requirements for any such plan as in effect from time to time; (iii) payment by the Company directly, or reimbursement by the Company for, reasonable and customary business and out-of-pocket expenses incurred by the Executive in connection with the performance by the Executive of the Executive's duties under this Agreement in accordance with the Company's policies and practices for reimbursement of such expenses, as in effect from time to time, including, without limitation, reasonable and necessary travel, lodging, entertainment and meals incurred by the Executive in furtherance of the Company's business and at the Company's request.

     In addition to the payment of Salary, the Company hereby grants to the Executive, One Million (1,000,000) non-qualified stock options (collectively, the "Stock Options"). Each Stock Option provides the Executive with the right to purchase one share of the Company's $.001 par value common stock at $9.00 per share. The Stock Options are non-transferable, vest immediately in Executive, and expire at the close of business on November 30, 2007.

4. Termination of Employment. The Executive's employment hereunder shall terminate upon the earliest to occur of any the following events, on the dates and at the times specified below:

     (i)    the  close of business on November 30, 2002 (the "Expiration Date");
     (ii)  the close of business on the date of the Executive's death ("Death");

     (iii) the close of business on the Termination Date (as defined below) specified in the Notice of Termination (as defined below) which the Company shall have delivered to the Executive due to the Executive's Disability. "Disability" shall mean if (i) the Executive is absent from work for 30 calendar days in any twelve-month period by reason of illness or incapacity whether physical or otherwise) or (ii) the Company reasonably determines that the Executive is unable to perform his duties, services and responsibilities by reason of illness or incapacity (whether physical or otherwise) for a total of 30 calendar days in any twelve-month period during the Employment Term. The
Executive agrees, in the event of any dispute under this Section, and after receipt by the Executive of such Notice of Termination from the Company, to submit to a physical examination by a licensed physician selected by the Company. The Executive may seek a second opinion from a licensed physician acceptable to the Company. If the results of the first examination and the second examination are different, a licensed physician selected by the physicians who have performed the first and second examinations shall perform a third physical examination of the Executive, the result of which shall be determinative for purposes of this Section;

     (iv) the close of business on the Termination Date specified in the Notice of Termination which the Executive shall have delivered to the Company to terminate his employment ("Voluntary Termination");

     (v) the close of business on the Termination Date specified in the Notice of Termination which the Company shall have delivered to the Executive to terminate the Executive's employment for Cause. "Cause" as used herein means termination based on (i) the Executive's material breach of this Agreement, (ii) conviction of the Executive for (a) any crime constituting a felony in the jurisdiction in which committed, (b) any crime involving moral turpitude whether or not a felony), or (c) any other criminal act against the Company involving dishonesty or willful misconduct intended to injure the Company (whether or not a felony), (iii) substance abuse by the Executive, (iv) the failure or refusal of the Executive to follow one or more lawful and proper directives of the Board of Directors delivered to the Executive in writing, or (v) willful malfeasance or gross misconduct by the Executive which discredits or damages the Company.

     Any purported termination by the Company or the Executive (other than by reason of Death or on the Expiration Date) shall be communicated by written
Notice of Termination to the other. As used herein, the term "Notice of Termination" shall mean a notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. After receipt of a Notice of Termination, the Executive shall continue to be available to the Company on a part-time basis at reasonable and customary hourly rates to assist in the necessary transition.

     As used herein, the term "Termination Date" shall mean, (i) in the case of Death, the date of the Executive's death, (ii) in the case of expiration of the term hereof, the Expiration Date, or (iii) in all other cases, the date specified in the Notice of Termination.

5.          Employee  Covenants.

     Trade  Secrets  and  Proprietary  Information.    The  Executive agrees and
     ----------------------------------------------
understands that due to the Executive's position with the Company, the Executive
     -
will be exposed to, and has received and will receive, confidential and proprietary information of the Company or relating to the Company's business or affairs collectively, the "Trade Secrets"), including but not limited to technical information, product information and formulae, processes, business and marketing plans, strategies, customer information, other information concerning the Company's products, promotions, development, financing, expansion plans, business policies and practices and other forms of information considered by the Company to be proprietary and confidential and in the nature of trade secrets. Trade Secrets shall not include any such information which (A) was known to the Executive prior to his employment by the Company or (B) was or becomes generally available to the public other than as a result of a disclosure by the Executive in violation of the provisions of this Section. Except to the extent that the proper performance of the Executive's duties, services and responsibilities hereunder may require disclosure, the Executive agrees that during the Employment Term and at all times thereafter the Executive will keep such Trade Secrets confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company. This confidentiality covenant has no temporal, geographical or territorial restriction. On the Termination Date unless the Executive remains as an employee of the Company thereafter in which case, on the date which the Executive is no longer an employee of the Company), the Executive will promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, formulae or any other tangible product or document which has been produced by, received by or otherwise submitted to and retained by the Executive in the course of his employment with the Company. Any material breach of the terms of this paragraph shall be considered Cause.

     Prohibited  and  Competitive  Activities.    The  Executive and the Company
     -----------------------------------------
recognize that due to the nature of the Executive's engagement hereunder and the relationship of the Executive to the Company, the Executive has had and will have access to, has had and will acquire, and has assisted and may continue to assist in, developing confidential and proprietary information relating to the business and operations of the Company and its affiliates, including, without limitation, Trade Secrets. The Executive acknowledges that such information has been and will be of central importance to the business of the Company and its affiliates and that disclosure of it to, or its use by, others (including, without limitation, the Executive (other than with respect to the Company's business and affairs)) could cause substantial loss to the Company.

     The Executive and the Company also recognize that an important part of the Executive's duties will be to develop good will for the Company and its affiliates through the Executive's personal contact with Clients (as defined below), employees, and others having business relationships with the Company, and that there is a danger that this good will, a proprietary asset of the Company, may follow the Executive if and when the Executive's relationship with the Company is terminated. The Executive accordingly agrees as follows:

     (i) Prohibited Activities. The Executive agrees that the Executive will not at any time during the Employment Term: (A) (other than in the course of the Executive's employment) disclose or furnish to any other person or, directly or indirectly, use for the Executive's own account or the account of any other person, any Trade Secrets, no matter from where or in what manner he may have acquired such Trade Secrets, and the Executive shall retain all such Trade Secrets in trust for the benefit of the Company, its affiliates and the successors and assigns of any of them, (B) directly or through one or more intermediaries, solicit for employment or recommend to any subsequent employer of the Executive the solicitation for employment of, any person who, at the time of such solicitation, is employed by the Company or any affiliate, (C) directly or indirectly, whether for the Executive's own account or for the account of any other person, solicit, divert, or endeavor to entice away from the Company or any entity controlled by the Company, or otherwise engage in any activity intended to terminate, disrupt, or interfere with, the Company's or any of its affiliates' relationships with, Clients, or otherwise adversely affect the Company's or any of its affiliates' relationships with Clients or other business relationships of the Company or any affiliate thereof, or (D) publish or make any statement critical of the Company or any shareholder or affiliate of the Company or in any way adversely affect or otherwise malign the business or reputation of any of the foregoing persons (any activity described in clause
(A), (B), (C) or (D) of this Section being referred to as a Prohibited Activity"); provided, however, that if in the written opinion of Counsel, the Executive is legally compelled to disclose Trade Secrets to any tribunal or else stand liable for contempt or suffer other similar censure or penalty, then the disclosure to such tribunal of only those Trade Secrets which such counsel advises in writing are legally required to be disclosed shall not constitute a Prohibited Activity provided that the Executive shall give the Company as much advance notice of such disclosure as is reasonably practicable. As used herein, the term "Clients" shall mean those persons who, at any time during the Executive's course of employment with the Company (including, without limitation, prior to the date of this Agreement) are or were clients or customers of the Company or any affiliate thereof or any predecessor of any of the foregoing.

     (ii) Non-Competition. By and in consideration of the Company's entering into this Agreement, the Executive agrees that the Executive will not, during the Employment Term and for a period of eighteen months thereafter, engage in any Competitive Activity. The term "Competitive Activity" means engaging in any of the following activities: (A) serving as a director of any Competitor (as defined below), (B) directly or indirectly through one or more intermediaries, either (X) controlling any Competitor or (Y) owning any equity or debt interests in any Competitor (other than equity or debt interests which are publicly traded and, at the time of any acquisition thereof by the Executive, do not in the aggregate exceed 5% of the particular class of interests of such Competitor then outstanding) (it being understood that, if interests in any Competitor are owned by an investment vehicle or other entity in which the Executive owns an equity interest, a portion of the interests in such Competitor owned by such entity shall be attributed to the Executive, such portion determined by applying the percentage of the equity interest in such entity owned by the Executive to the interests in such Competitor owned by such entity), employment by (including serving as an officer, director or partner of), providing consulting services to (including, without limitation, as an independent contractor), or managing or operating the business or affairs of, any Competitor or (D) participating in the ownership, management, operation or control of or being connected in any manner with any Competitor. The term "Competitor" as used herein (I) during the
Employment Term, means any person (other than the Company, Parke Industries, Inc. or any of their respective affiliates) that competes, either directly or indirectly with any of the business conducted by the Company or any affiliate.

     Remedies. The Executive agrees that any breach of the terms of this Section would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law. The Executive therefore agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies to which the Company may be entitled at law or in equity for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive. the provisions of this
Section 8 shall survive any termination of this Agreement. The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section.

     Proprietary Information and Inventions. The Executive agrees that any and all inventions, discoveries, improvements, processes, formulae, business application software, patents, copyrights and trademarks made, developed, discovered or acquired by him prior to and during the Employment Term, solely or jointly with others or otherwise, which relate to the business of the Company, and all knowledge possessed by the Executive relating thereto collectively, the "Inventions"), shall be fully and promptly disclosed to the Board of Directors and to such person or persons as the Board of Directors shall direct and the Executive irrevocably assigns to the Company all of the Executive's right, title and interest in and to all Inventions of the Company and all such Inventions shall be the sole and absolute property of the Company and the Company shall be the sole and absolute owner thereof. The Executive agrees that he will at all times keep all Inventions secret from everyone except the Company and such persons as the Board of Directors may from time to time direct. The Executive shall, as requested by the Company at any time and from time to time, whether prior to or after the expiration of the Employment Term, execute and deliver to the Company any instruments deemed necessary by the Company to effect disclosure and assignment of the Inventions to the Company or its designees and any patent applications (United States or foreign) and renewals with respect thereto, including any other instruments deemed necessary by the Company for the prosecution of patent applications, the acquisition of letters patent and/or the acquisition of patents or copyrights in any and all countries and to vest title thereto in the Company or its nominee.

6. Representations and Warranties of the Executive. The Executive represents and warrants to the Company that:

     (I) The Executive's employment by the Company as contemplated will not conflict with, and will not be constrained by, any prior or current employment, consulting agreement or relationship, whether written or oral; and

     (ii) The Executive does not possess confidential information arising out of any employment, consulting agreement or relationship with any person or entity other than the Company which could be utilized in connection with the Executive's employment by the Company.

7. Binding Effect or Assignment. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, executors, representatives, states, successors and assigns, including any successor or assign to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise; provided, however, that the Executive, or any beneficiary or legal representative of the Executive, shall not assign all or any portion of the Executive's rights or obligations under this Agreement without the prior written consent of the Company.

8. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt.

9. Amendment and Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by each of the Executive and the Company. No such waiver or discharge by either party hereto at any time or any waiver or discharge of any breach by the other party hereto of, or compliance with, any condition or provision of this agreement to be performed by such other party, shall be deemed a waiver or discharge of similar or dissimilar provisions or conditions, or a waiver or discharge of any breach of any provisions, at the same or at any prior or subsequent time.

10. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of California without giving effect to the conflict of law principles of that state.

11. Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other portion of this Agreement, and this Agreement shall be construed as if such provision had never been contained herein.

12. Withholding Taxes. Notwithstanding anything contained herein to the contrary, all payments required to be made hereunder by the Company to the Executive, or his estate or beneficiaries, shall be subject to the withholding of such amounts as the Company may reasonably determine it should withhold pursuant to any applicable federal, state or local law or regulation.

13. Arbitration of Disputes. The parties hereto mutually consent to the resolution by arbitration of all claims and controversies arising out of or relating to this Agreement.

14.          Counterparts.    This  Agreement  may  be executed in any number of
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

15. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any and all prior agreements, written or oral, understandings and arrangements, either oral or written, between the parties with respect to the subject matter, and shall, as of the date hereof, constitute the only employment agreement between the parties.

16. Further Assurances. Each party shall do and perform, or cause to be done and performed, all further acts and things and shall execute and deliver all other agreements, certificates, instruments, and documents as any other party reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated.

17. Construction. The headings in this Agreement are for reference purposes only and shall not limit or otherwise affect the meaning or interpretation of this Agreement.
     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

"Company"
ESSCO  (USA),  Inc.,  a  Delaware  corporation



By:  /s/  Alexander  G.  Alexander
     -----------------------------
Name:  Alexander  G.  Montano
Title:  Chief  Financial  Officer

"Executive"




By:  /s/  Christos  Traios
     ---------------------
Name:  Christos  Traios
[Exhibit  99.1]

                                  DELAWARE CODE
                              TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
                      SUBCHAPTER IV. DIRECTORS AND OFFICERS

  145.  Indemnification of officers, directors, employees and agents; insurance.

     (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys'
fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.
(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.
(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.
(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.
(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.
Proof  Date:    August  18,  1998

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.
(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.
(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.
(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

     INDEX  TO  FINANCIAL  STATEMENTS
     AND  FINANCIAL  STATEMENT  SCHEDULES







ESSCO (USA), INC.                                                                         Page
----------------------------------------------------------------------------------------  ----



  Financial Statements:

    Independent Auditor's Report . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-1
                                                                                          ----

    Consolidated Balance Sheets at December 31, 1997 and 1996. . . . . . . . . . . . . .  F-2
                                                                                          ----

    Consolidated Statements of Operations for the Year Ended December 31, 1997and 1996 .  F-3
                                                                                          ----

    Consolidated Statements of Stockholders= Equity for the Year Ended December 31, 1997
    and 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-4
                                                                                          ----

    Consolidated Statements of Cash Flows for the Year Ended December 31, 1997 and 1996.  F-5
                                                                                          ----

    Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . .  F-6
----------------------------------------------------------------------------------------  ----


Proof  Date:    August  18,  1998


                                       F-1

                          INDEPENDENT AUDITORS= REPORT



To the Board of Directors and Shareholders of Essco (USA), Inc.


We have audited the accompanying consolidated balance sheets of Essco (USA), Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, cash flows and stockholders' equity for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Essco (USA), Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the periods then ended, in conformity with generally accepted accounting principles.

BROWN  ARMSTRONG  RANDALL
REYES  PAULDEN  &  McCOWN
ACCOUNTANCY  CORPORATION











Bakersfield,  California
May  18,  1998

   The accompanying notes are an integral part of these financial statements.

                                       F-5

                                ESSCO (USA), INC.
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996




                                                         December 31,   December 31,
                                                             1997           1996
                                                         -------------  -------------



ASSETS

Current Assets
    Cash and cash equivalents . . . . . . . . . . . . .  $     284,338  $     365,390
    Accounts receivable . . . . . . . . . . . . . . . .      1,021,420      2,530,883
    Related party receivable. . . . . . . . . . . . . .         11,034              -
                                                         -------------  -------------

    Total Current Assets. . . . . . . . . . . . . . . .      1,316,792      2,896,273
                                                         -------------  -------------

Fixed Assets - net of depreciation. . . . . . . . . . .         21,705         28,640
                                                         -------------  -------------

Investment in subsidiary. . . . . . . . . . . . . . . .        492,415        125,147
                                                         -------------  -------------

    TOTAL ASSETS. . . . . . . . . . . . . . . . . . . .  $   1,830,912  $   3,050,060
                                                         =============  =============



LIABILITIES AND STOCKHOLDERS= EQUITY

Current Liabilities
  Accounts payable. . . . . . . . . . . . . . . . . . .  $       6,270  $      12,484
  Related Party Payables. . . . . . . . . . . . . . . .         52,200              -
  Notes payable . . . . . . . . . . . . . . . . . . . .        466,900              -
  Accrued employee benefits . . . . . . . . . . . . . .         10,000              -
                                                         -------------  -------------

    Total Current Liabilities . . . . . . . . . . . . .        535,370         12,484
                                                         -------------  -------------

Commitments and Contingencies

Stockholders= Equity
  Preferred stock, no par value, 1,000,000 shares
    authorized, none issued and outstanding . . . . . .              -              -
  Common stock, $.001 par value, 20,000,000 shares
    authorized, 4,134,380 shares issued and outstanding         11,000         10,000
  Additional paid in capital. . . . . . . . . . . . . .         58,500              -
  Retained earnings . . . . . . . . . . . . . . . . . .      1,226,042      3,027,576
                                                         -------------  -------------

    Total Stockholders= Equity. . . . . . . . . . . . .      1,295,542      3,037,576
                                                         -------------  -------------

    TOTAL LIABILITIES AND STOCKHOLDERS= EQUITY. . . . .  $   1,830,912  $   3,050,060
-------------------------------------------------------  =============  =============


                                ESSCO (USA), INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996






                                         December 31,    December 31,
                                             1997            1996
                                        --------------  --------------



Sales. . . . . . . . . . . . . . . . .  $  19,930,128   $  23,169,860
                                        --------------  --------------
Cost of Sales. . . . . . . . . . . . .     18,485,998      19,708,525
                                        --------------  --------------

    Gross Profit . . . . . . . . . . .      1,444,130       3,461,335
                                        --------------  --------------

Other Income (Expenses)
  General and administrative expenses.       (730,503)       (558,906)
  Earnings of subsidiary . . . . . . .         87,268         125,147
                                        --------------  --------------

    Total Other Income (Expenses). . .       (643,235)       (433,759)
                                        --------------  --------------

Net Income . . . . . . . . . . . . . .  $     800,895   $   3,027,576
                                        ==============  ==============



Basic earnings per share . . . . . . .  $        0.23   $         .93
--------------------------------------  ==============  ==============


                                ESSCO (USA), INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS= EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996





                     Common Stock  Common   Additional                      Total
                      Number of     Stock     Paid in      Retained     Stockholders'
                        Shares     Amount     Capital      Earnings        Equity
                     ------------  -------  -----------  ------------  ---------------
Balance at
  December 31, 1995     3,250,000  $10,000  $         -  $         -   $       10,000
Net Income. . . . .             -        -            -    3,027,576        3,027,576
                     ------------  -------  -----------  ------------  ---------------
Balance at
  December 31, 1996     3,250,000   10,000            -    3,027,576        3,037,576
Issuance of Stock .       884,380    1,000       58,500            -           59,500
Dividends . . . . .             -        -            -   (2,602,429)      (2,602,429)
Net Income 1997 . .             -        -            -      800,895          800,895
                     ------------  -------  -----------  ------------  ---------------
Balance at
  December 31, 1997     4,134,380  $11,000  $    58,500  $ 1,226,042   $    1,295,542
                     ============  =======  ===========  ============  ===============


                                ESSCO (USA), INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996






                                                           December 31,    December 31,
                                                               1997            1996
                                                          --------------  --------------



CASH FLOWS FROM OPERATING ACTIVITIES
  Net income . . . . . . . . . . . . . . . . . . . . . .  $     800,895   $   3,027,576
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
      Income from subsidiary . . . . . . . . . . . . . .        (87,268)       (125,147)
      Depreciation . . . . . . . . . . . . . . . . . . .          6,935           6,360
      Changes in assets and liabilities:
        Decrease (increase) in trade receivables . . . .      1,509,463      (2,530,883)
        Decrease (increase) in related party receivables        (11,034)              -
        Increase (decrease) in accounts payable. . . . .         45,986          12,484
        Increase (decrease) in accrued employee benefits         10,000               -
                                                          --------------  --------------

Net Cash Provided by Operating Activities. . . . . . . .      2,274,977         390,390
                                                          --------------  --------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Investment in subsidiary . . . . . . . . . . . . . . .       (280,000)              -
  Additions to fixed assets. . . . . . . . . . . . . . .              -         (35,000)
                                                          --------------  --------------

Net Cash Used by Investing Activities. . . . . . . . . .       (280,000)        (35,000)
                                                          --------------  --------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings on notes payable. . . . . . . . . . . . . .        466,900               -
  Proceeds from common stock issuance. . . . . . . . . .         59,500          10,000
  Dividends. . . . . . . . . . . . . . . . . . . . . . .     (2,602,429)              -
                                                          --------------  --------------

Net Cash (Used) Provided by Financing Activities . . . .     (2,076,029)         10,000
                                                          --------------  --------------

Net Increase (Decrease) in Cash and Cash Equivalents . .        (81,052)        355,390
                                                          --------------  --------------

Cash and cash equivalents, beginning of period . . . . .        365,390          10,000
                                                          --------------  --------------

Cash and cash equivalents, end of period . . . . . . . .  $     284,338   $     365,390
                                                          ==============  ==============


SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION
 Interest Paid . . . . . . . . . . . . . . . . . . . . .  $           -   $           -
                                                          ==============  ==============
 Taxes Paid. . . . . . . . . . . . . . . . . . . . . . .  $           -   $           -
--------------------------------------------------------  ==============  ==============




                                      F-15

                                ESSCO (USA), INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996




NOTE  1  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
            ----------------------------------------------

NATURE  OF  OPERATIONS

Essco (USA), Inc. was formed in October 1997 as a holding company for an agricultural company and a steamshipping company. The agricultural company (Midland Agriculture) is 100% owned and accounted for in Essco (USA), Inc.=s financial statements using the purchase method of accounting. The steamshipping subsidiary (Midland Steamshipping) is 49% owned, the maximum allowable under Greek law to be owned by a non-Greek company, and is accounted for in Essco
(USA),  Inc.=s  financial  statements  using  the  equity  method of accounting.

Midland  Agricultural,  S.A.,  a  Republic  of Panama Corporation, was formed on
October 1, 1995. The Company was incorporated according to the laws of the Republic of Panama on November 11, 1995, and registered at the corporations= registry on November 21, 1995. The Company=s headquarters is in Athens, Greece. The Company was formerly known as Mill-AGRO Hellas, SA; however, on May 3, 1997, the Company name was changed to Midland Agricultural, S.A. The Company is involved in the trade of agricultural products such as wheat, wheat-flour, corn, and barley. The Company has processing, storage, transportation and an office in Taganrog Port (Russia) and acts as the link between farmers in Russia and the food manufacturers in the Mediterranean countries. The Company exclusively uses the related shipping entity, Midland Steamshipping Company. All accounts are settled with letters of credit with U.S. dollars.

Midland Steamshipping Co. (the ACompany@), a Greek Maritime Corporation, headquartered in Athens, was formed on September 17, 1996. The Company was formerly known as Megahel Nautical, however, its name was changes on March 13, 1997, to Midland Steamshipping. The Company is involved in the shipping of agricultural products. The Company primarily ships the products of a related party Midland Agricultural, S.A. Virtually all sales are done in U.S. dollars.

Essco Commodities, Inc., a Delaware Corporation, was formed November 6, 1997. The purpose of this company is to serve as the main agricultural trading and handling subsidiary of Essco (USA), Inc. going forward. It is the belief of management that utilizing a U.S. company as the agent for many of the purchase and delivery contracts will be beneficial to the enhancement of the company's image. The business activities of Essco Commodities, Inc. are the same as Midland Agricultural. As of December 31, 1997, these companies had not commenced operations.

Essco (Hellas), s.a., is a Greek corporation which was formed November 12, 1997 to act as the field office and coordination points for Essco Commodities, Inc.

PRINCIPLES  OF  CONSOLIDATION
-----------------------------

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary(s), with all material intercompany accounts and transactions eliminated.

INVESTMENT  IN  SUBSIDIARY
--------------------------

The equity method of accounting is used by the Company in connection with its investment in Midland Steamshipping. Under the equity method, the original investment is recorded at cost and adjusted for the Company=s share of earnings or losses and distributions.

USE  OF  ESTIMATES  IN  THE  PREPARATION  OF  FINANCIAL  STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Actual  results  could  differ  from  those  estimates.

REVENUE  RECOGNITION

The Company recognizes revenues from the sales of agricultural products in the period of shipping and issuing of invoices. Virtually all sales are transacted in U.S. dollars.

FIXED  ASSETS

Furniture and fixtures are recorded at cost. Depreciation on furniture and fixtures is determined using the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are expensed when incurred and betterments are capitalized.

IMPAIRMENT  OF  LONG-LIVED  ASSETS  (SFAS  121)

In March 1995, the FASB issued SFAS No. 121 AAccounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of,@ which requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The new standard is effective for fiscal years beginning after December 15, 1995. The provisions of this statement were implemented for the years ended December 31, 1996 and 1997, and had no material effect upon the company=s financial condition or results of operations for either year.

CASH  AND  CASH  EQUIVALENTS

For purposes of the statement of cash flows, cash includes all cash and investments with maturities of three months or less.

INCOME  TAXES

According to Greek and Panamanian Law the Company is not subject to income taxes.


COMMON  STOCK

The Company has authorized 20,000,000 shares of common stock. Each share entitles the holder to one vote. There are no dividend or liquidation preferences, participation rights, call prices or dates, conversion prices or rates, sinking fund requirements, or unusual voting rights associated with these shares. All pertinent rights and privileges of stock options granted and stock warrants issued are explained in Note 12.

EARNINGS  PER  SHARE  (SFAS  128)

In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 128 (SFAS 128), AEarnings Per Share@, which was adopted by the Company for the year ended December 31, 1997. SFAS 128 replaces the presentation of primary earnings per share with a presentation of basic earnings per share based upon the weighted average number of common shares for the period. It also requires dual presentation of basic and diluted earnings per share for companies with complex capital structures.
The excess price of the Company's granted options exceeds the average market price, during 1997, of the Company's common stock. Therefore, these options are considered anti-dilutive on the earnings per share ratio and were not included in the calculation for any of the years presented.
NOTE  1  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (Continued)
            ----------------------------------------------

STOCK-BASED  COMPENSATION  (SFAS  123)

In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, AAccounting for Stock-Based Compensation.@ This statement applies to the financial statements for fiscal years beginning after December 15, 1995. It defines a fair value based method of accounting for an employee stock option or similar equity instrument.

However, it also allows an entity to continue to measure compensation costs for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. Under the fair value based method, compensation costs is measured at the grant date based on the value of the award and is recognized over the service period, which is
usually  the  vesting  period.    Under  the  intrinsic  value  based  method,
compensation costs are the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock.

The Company has elected to continue accounting for stock-based compensation under APB Opinion No. 25. Additionally, the Company discloses pro forma net income and earnings per share, as if the fair value based method of accounting defined in Statement 123 had been applied. The provisions of this statement were implemented for the year ended December 31, 1997, and had no material effect on the Company=s financial position or results of operations for either year.

NEW  ACCOUNTING  PRONOUNCEMENTS

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130 (SFAS 130), Reporting Comprehensive Income. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 will be adopted by the Company for the year ended December 31, 1998. Prior period financial statements provided for comparative purposes will be reclassified, as required. Upon adoption, the Company does not expect SFAS 130 to have a material effect upon the Company=s financial condition or results of operations.

In June 1997, the FASB issued Statements of Financial Accounting Standards No. 131 (SFAS 131), Disclosures about Segments of an Enterprise and Related Information. The statement requires the Company to report income/loss, revenue, expense and assets by business segment including information regarding the revenues derived from specific products and services and about the countries in which the Company is operating. The Statement also requires that the Company report descriptive information about the way that operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used in the Company=s general-purpose financial statements, and changes in the measurement of segment amounts from period to period. SFAS 131 will be adopted by the Company for the year ended December 31, 1998. This statement has no effect on financial statements traditionally presented by the Company, but increases required disclosures.


NOTE  2  -  DISCLOSURES  ABOUT  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS
            -----------------------------------------------------------

The carrying amount of cash, accounts receivable, accounts payable and accrued liabilities approximates fair value because of the short maturity of these instruments. Virtually all accounts receivable are settled with letters of credit within eight days from loading.

NOTE  3  -  RELATED  PARTY  TRANSACTIONS
          ------------------------------

At December 31, 1997, the Company has $11,034 of related party receivable, which
represents  amounts   from Midland Liners, Co., a company owned by the Company=s major  shareholder.

At December 31, 1997, the Company has $52,200 of related party payable, which is owed to Midland Steamshipping, an affiliated entity.

At December 31, 1997, the Company had paid to C & K Capital Corporation, an affiliated entity, fees in total of $_______ for services rendered in relation to the acquisition of Midland Steamshipping and Midland Agricultural. In addition, the Company had reimbursed certain legal, travel, and office expenses incurred as a result of these services provided.

At this time, the Company continues to sublease office space from C & K Capital Corporation at a rate of $2,000 per month, plus any extraordinary expenses such as telephone charges, etc.

C & K Capital Corporation is a corporation owned by Mr. Alexander G. Montano, the Chief Financial Officer of the Company, and employs Mr. Daniel C. Montano, Vice Chairman as a managing director (see Note 7).

The Company will from time to time purchase agricultural commodities in Russia at prevailing market prices from an agricultural company in which Mr. Christos Traios is a shareholder.


NOTE  4  -  ECONOMIC  DEPENDENCY,  MAJOR  CUSTOMERS,  AND  CONCENTRATIONS  OF
            -----------------------------------------------------------------
CREDIT  RISK
  ----------

SALES

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. In the normal course of business, the Company provides credit terms to its customers. Accordingly, the Company performs ongoing credit evaluations of its customers and, if necessary, maintains allowances for possible losses.

Approximately 60% of Midland Steamshipping=s revenues for the year ended December 31, 1997 were derived from the transport of grain commodities for Midland Agricultural. Midland Steamshipping operates a single bulk carrier vessel, the AVictoria.@

For the year ended December 31, 1997 Midland Agricultural derived approximately 65% of its revenues from 3 customers, the largest representing approximately 28% of the Company=s revenues, and the lowest representing approximately 17%. The following major customers represent 10% or more of total operating revenues for the years ended December 31, 1997 and 1996:



                        1997   1996
                        -----  -----
AGRICULTURAL
----------------------
  PROALIM. . . . . . .    28%    29%
----------------------
  Adam Commodities . .    20%    18%
  T.L.D. SRL . . . . .    17%    18%

STEAMSHIPPING
----------------------
  Midland Agricultural    60%    56%
----------------------  -----  -----



NOTE  4  -  ECONOMIC  DEPENDENCY,  MAJOR  CUSTOMERS,  AND  CONCENTRATIONS  OF
            -----------------------------------------------------------------
CREDIT  RISK  (Continued)
  ----------

MARKETS

Midland Agricultural primarily handles agricultural goods that are harvested and delivered in Southern Russia. As a result, the business of the Company is impacted by items such as weather patterns, and political risk associated with Russia.

The bulk of the Company=s agricultural goods are in turn sold to various purchasers around the Mediterranean Sea, with a predominance in nations such as Italy, Greece, Israel, Lebanon and Egypt.


NOTE    5  -  CONTINGENCIES
              -------------

The Company is involved in legal actions arising in the ordinary course of business. In the opinion of management, the Company has adequate legal defenses or insurance coverage with respect to each of these actions and does not believe that they will materially affect the Company=s results of operations or financial position.


NOTE  6  -  FIXED  ASSETS

Premises  and  equipment  at  December  31,  are  summarized  as  follows:



                                    1997     1996
                                   -------  -------
Cost:
  Furniture and equipment . . . .  $35,000  $35,000
  Less:  accumulated depreciation   13,295    6,360
                                   -------  -------
                                   $21,705  $28,640
                                   =======  =======



Depreciation expense for fixed assets amounted to $6,935 and $6,360 in 1997 and 1996, respectively.


NOTE  7  -  LEASE  COMMITMENTS
            ------------------

Currently, the Company is headquartered in Irvine, California, wherein it subleases office space from C & K Capital Corporation an affiliated entity. Currently, the Company pays monthly rent of $2,000 for use of office facilities and equipment.

The bulk of the Company=s operations are managed from its offices in Piraeus, Greece. Both the shipping and handling business are coordinated from these office totaling 180 square meters. The Company has entered into a 5 year lease, with monthly lease payments of approximately $3,500 per month, with an annual 10% increase during the term of the lease.
NOTE  7  -  LEASE  COMMITMENTS  (Continued)
            ------------------

The Company pays approximately $2,500 per month for 100 square meters of office space in Taganrog. The Company just completed its first year of a four year lease, with annual increases of 15%. The Company has the choice to exercise an option to extend the lease for an additional four years.




Year Ending    Minimum
December 31,  Payments
------------  ---------
1998 . . . .  $  30,000
1999 . . . .     34,500
2000 . . . .     39,675
              ---------
Thereafter .  $ 104,175
              =========



Note: The above minimum payments are for the Taganrog lease only. The Irvine and Greece leases need to be calculated

Rent expense for the years ended December 31, 1997 and 1996 amounted to $___________ and $_________, respectively.


NOTE  8  -  SUMMARIZED  FINANCIAL  INFORMATION  -  UNCONSOLIDATED  SUBSIDIARIES
            -------------------------------------------------------------------

The following unaudited summarized financial information is presented for the Company=s 49% subsidiary, Midland Steamshipping.



                        1997        1996
                     ----------  ----------
Current Assets. . .  $  601,116  $  374,491
Non-current Assets.   2,876,482   3,330,127
Current Liabilities     295,300   1,545,015
Net Sales . . . . .   1,042,550   1,321,275
Gross Profit. . . .     555,288     542,017
Net Income. . . . .     380,598     255,403



NOTE  9  -  NOTES    PAYABLE
            ----------------

In November of 1997, the Company entered into a purchase agreement with Daystar Partners, L.P. and various others. Under this agreement, the Company is to sell units consisting of (1) secured promissory notes issued by the Company in the amount of $10,000 at an initial interest rate of 12% and maturing six months from the issuance, and (2) 2,000 shares of the Company=s $001 par value common stock. Each unit has a purchase price of $10,200 and the purchase price of the common stock is deemed to be $0.10 per share.

These notes are secured by a pledge of 49% of the outstanding capital stock of Midland Steamshipping Co., and Greek Maritime Company and 100% of the outstanding capital stock of Midland Agricultural, SA., a Company organized under the laws of Panama, and 100% of the outstanding capital stock of ESSO, Commodities, Inc. A Delaware Corporation.

As  of  December  31,  1997,  474 units had been sold, and the total outstanding balance of the promissory notes was $466,900 with due dates ranging between April and May of 1998. As of August 15th of 1998 no principal payments had been made.
NOTE  10  -  SUBSEQUENT  EVENT
             -----------------

Effective January 5, 1998, Midland Steamshipping transferred ownership of its sole vessel, AVictoria@ to a newly formed corporation, Essco Pioner (Panama). Essco (USA), Inc. Received 100% ownership in the newly formed Essco Pioneer in exchange for its 49% ownership in Midland Steamshipping.


NOTE  11  -  YEAR  2000
             ----------

The Company has reviewed its current computer software and hardware systems and is currently working to resolve the potential problems associated with the Year 2000 and the processing of date sensitive information by such systems. Based on preliminary information, the Company believes that it will be able to implement successfully the systems and programming changes necessary to address the Year 2000 issues, and does not expect the cost of such changes to have a material impact of the Company=s financial position, results of operations or cash flows in future projects.


NOTE  12  -  STOCK  OPTIONS
             --------------

At December 31, 1997, the Company did not have a formal stock-based compensation plan. They did, however, grant the Chief Executive Officer the option to avquire 1,000,000 shares of the Company's stock at an exercise price of $9.00 per share, the Company applies APB Opinion 25 and related Interpretations in accounting for
stock-based  compensation.    Accordingly,  no  compensation  costs  has  been
recognized for this granted option. Had compensation cost for the Company=s stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Company=s net income and earnings per share would also not have been reduced, due to the nature and terms of these options.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes American option-pricing model with the following weighted-average assumptions used for grant in 1997: dividend yield of zero percent for all years; no expected volatility, risk-free interest rates of 6.5 percent; and expected lives of 10 years.
A summary of the status of the Company=s fixed stock option grant as of December 31, 1997 and changes during the year ending at the date is presented below.


                                     Weighted Average

                                      Shares    Exercise Price
                                     ---------  ---------------
Fixed Options
  Outstanding at beginning of year.        -0-  $           -0-
  Granted . . . . . . . . . . . . .  1,000,000              .10
                                     ---------  ---------------
  Outstanding at end of year. . . .  1,000,000              .10
                                     =========  ===============
  Options exercisable at year-end
  Weighted-average fair value of
    Options granted during the year        -0-  $           -0-
                                     =========  ===============



The following table summarizes information about fixed stock options outstanding at December 31, 1997:

                                   Options Outstanding     Options Exercisable
                                   -------------------     -------------------

                                     Weighted-
                      Number          Average          Weighted-          Number           Weighted-
Outstanding at    Outstanding at     Remaining          Average       Outstanding at        Average
Exercise Prices   Exercise Price  Contractual Life  Exercise Price   December 31, 1997  Exercise Price
----------------  --------------  ----------------  ---------------  -----------------  ---------------
9.00. . . . . .       1,000,000                10  $          9.00                     $          9.00

                          INDEX TO FINANCIAL STATEMENTS
                      AND  FINANCIAL  STATEMENT  SCHEDULES




MIDLAND AGRICULTURAL, S.A.                                                                              Page
------------------------------------------------------------------------------------------------------  ----


  Financial Statements:
------------------------------------------------------------------------------------------------------

    Independent Auditors= Report . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-1
                                                                                                        ----

    Balance Sheets at December 31, 1996 and 1995 (Audited), and October 31, 1997 (Unaudited) . . . . .  F-2
                                                                                                        ----

    Statements of Operations for the Year Ended December 31, 1996  and for the Period from October 1,
      1995 to December 31, 1995 (Audited) and for the Ten Months Ended October 31, 1997 and 1996
      (Unaudited). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-3
                                                                                                        ----

    Statements of Stockholders= Equity for the Period from October 1, 1995 to December 31, 1995 and for the Year Ended December 31, 1996 (Audited)  and for the Ten Months Ended October 31,
      1997 (Unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-4
                                                                                                        ----

    Statements of Cash Flows for the Year Ended December 31, 1996  and for the Period from October 1,
      1995 to December 31, 1995 (Audited) and for the Ten Months Ended October 31, 1997 and 1996
      (Unaudited). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-5
                                                                                                        ----

    Notes to Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-6
                                                                                                        ----


MIDLAND STEAMSHIPPING COMPANY




  Financial Statements:
------------------------------------------------------------------------------------------------------

    Independent Auditors= Report . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-11
                                                                                                        ----

    Balance Sheets at December 31, 1996 (Audited),  and October 31, 1997 (Unaudited) . . . . . . . . .  F-12
                                                                                                        ----

    Statements of Operations for the Period from October 8, 1996 to December 31, 1996 (Audited), and for the Ten Months Ended October 31, 1997 (Unaudited). . . . . . . . . . . . . . . . . . . .  F-13
                                                                                                        ----

    Statements of Stockholders= Equity for the Period from October 8, 1996 to December 31,
      1996 (Audited), and for the Ten Months Ended October 31, 1997 (Unaudited). . . . . . . . . . . .  F-14
                                                                                                        ----

    Statements of Cash Flows for the Period from October 8, 1996 to December 31, 1996 (Audited), and for the Ten Months Ended October 31, 1997 (Unaudited). . . . . . . . . . . . . . . . . . . .  F-15
                                                                                                        ----

    Notes to Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-16
                                                                                                        ----


ESSCO (USA), INC.




    Unaudited Proforma Consolidated Financial Statements:
------------------------------------------------------------------------------------------------------

    Unaudited Pro Forma Condensed Consolidated Balance Sheet at October 31, 1997 . . . . . . . . . . .  F-20
                                                                                                        ----

    Unaudited Pro Forma Condensed Consolidated Statement of Operations for the
      Ten Months Ended October 31, 1997. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-21
                                                                                                        ----

    Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements . . . . . . . . . . . . .  F-22
------------------------------------------------------------------------------------------------------  ----



                                       F-1

                          INDEPENDENT AUDITORS= REPORT



To the Board of Directors and Shareholders of Midland Agricultural, S.A.


We have audited the accompanying balance sheets of Midland Agricultural, S.A. as of December 31, 1996 and 1995, and the related statement of operations, cash flows and stockholders= equity for the periods then ended. These financial statements are the responsibility of the Company=s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Midland Agricultural, S.A. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the periods then ended, in conformity with generally accepted accounting principles.

BROWN  ARMSTRONG  RANDALL  &  REYES
ACCOUNTANCY  CORPORATION






Bakersfield,  California
November  1,  1997

   The accompanying notes are an integral part of these financial statements.

                                       F-6

                           MIDLAND AGRICULTURAL, S.A.
                                 BALANCE SHEETS
                DECEMBER 31, 1996 AND 1995, AND OCTOBER 31, 1997





                                                           December 31,   December 31,    October 31,
                                                               1996           1995           1997
                                                           -------------  -------------  -------------
                                                                                          (Unaudited)
                                                                                         -------------



ASSETS

Current Assets
                                                           $     365,390
    Cash and cash equivalents                                             $      10,000  $     356,556
                                                                          -------------  -------------

    Accounts receivable . . . . . . . . . . . . . . . . .      2,530,883              -        644,400
                                                           -------------  -------------  -------------

    Related party receivable. . . . . . . . . . . . . . .              -              -          6,800
                                                           -------------  -------------  -------------

      Total Current Assets. . . . . . . . . . . . . . . .      2,896,273         10,000      1,007,756
                                                           -------------  -------------  -------------

Fixed Assets - net of depreciation. . . . . . . . . . . .         28,640              -         23,011
                                                           -------------  -------------  -------------



      TOTAL ASSETS. . . . . . . . . . . . . . . . . . . .  $   2,924,913  $      10,000  $   1,030,767
                                                           =============  =============  =============



LIABILITIES AND STOCKHOLDERS= EQUITY

Current Liabilities

  Accounts payable. . . . . . . . . . . . . . . . . . . .  $      12,484  $           -  $      86,430
                                                           -------------  -------------  -------------

  Accrued employee benefits . . . . . . . . . . . . . . .              -              -         10,000
                                                           -------------  -------------  -------------

    Total Current Liabilities . . . . . . . . . . . . . .         12,484              -         96,430
                                                           -------------  -------------  -------------

Commitments and Contingencies

Stockholders= Equity

  Common stock, $100 par value, 10,000 shares authorized,
    100 shares issued and outstanding . . . . . . . . . .         10,000         10,000         10,000
                                                           -------------  -------------  -------------

  Retained earnings . . . . . . . . . . . . . . . . . . .      2,902,429              -        924,337
                                                           -------------  -------------  -------------

    Total Stockholders= Equity. . . . . . . . . . . . . .      2,912,429         10,000        934,337
                                                           -------------  -------------  -------------



    TOTAL LIABILITIES AND STOCKHOLDERS= EQUITY. . . . . .  $   2,924,913  $      10,000  $   1,030,767
---------------------------------------------------------  =============  =============  =============


                           MIDLAND AGRICULTURAL, S.A.
                             STATEMENT OF OPERATIONS
             FOR THE YEAR ENDED DECEMBER 31, 1996 AND FOR THE PERIOD
                  FROM OCTOBER 1, 1995 TO DECEMBER 31, 1995 AND
               FOR THE TEN MONTHS ENDED OCTOBER 31, 1997 AND 1996






                                                                        Ten Months Ended    Ten Months Ended
                                                      Period from         October 31,         October  31,
                                  Year Ended      October 1, 1995 to          1997                1996
                                                                       ------------------  ------------------
                              December 31, 1996    December 31, 1995      (Unaudited)         (Unaudited)
                              ------------------  -------------------  ------------------  ------------------


Sales. . . . . . . . . . . .  $       23,169,860  $         2,224,000  $       13,440,860  $       19,303,010
----------------------------  ------------------  -------------------  ------------------  ------------------

Cost of Sales. . . . . . . .          19,708,525            1,909,296          12,287,600          16,612,170
                              ------------------  -------------------  ------------------  ------------------

  Gross Profit . . . . . . .           3,461,335              314,704           1,153,260           2,690,840
                              ------------------  -------------------  ------------------  ------------------

Operating Expenses

  General and administrative
    expenses . . . . . . . .             558,906               71,200             228,923             304,114
                              ------------------  -------------------  ------------------  ------------------

 Provision for doubtful
  accounts . . . . . . . . .                   -                    -             300,000                   -
                              ------------------  -------------------  ------------------  ------------------

    Total Operating Expenses             558,906               71,200             528,923             304,114
                              ------------------  -------------------  ------------------  ------------------

    Net Income . . . . . . .  $        2,902,429  $           243,504  $          624,337  $        2,386,726
                              ==================  ===================  ==================  ==================



Net Income per Common
  Share. . . . . . . . . . .  $        29,024.29  $          2,435.04  $         6,243.37  $        23,867.26
                              ==================  ===================  ==================  ==================

Weighted Average Common
 Shares Outstanding. . . . .                 100                  100                 100                 100
----------------------------  ==================  ===================  ==================  ==================


                           MIDLAND AGRICULTURAL, S.A.
                        STATEMENT OF STOCKHOLDERS= EQUITY
          FOR THE PERIOD FROM OCTOBER 1, 1995 TO DECEMBER 31, 1995 AND
                    FOR THE YEAR ENDED DECEMBER 31, 1996 AND
                    FOR THE TEN MONTHS ENDED OCTOBER 31, 1997






                                             Common Stock    Common Stock                         Total Stockholders=
                                           Number of Shares     Amount       Retained Earnings          Equity
                                           ----------------  -------------  -------------------  ---------------------


Balance at October 1, 1995. . . . . . . .                 -  $           -  $                -   $                -
-----------------------------------------  ----------------  -------------  -------------------  ---------------------

  Issuance of stock . . . . . . . . . . .               100         10,000                   -               10,000
                                           ----------------  -------------  -------------------  ---------------------

  Dividends . . . . . . . . . . . . . . .                 -              -            (243,504)           (243,504)
                                           ----------------  -------------  -------------------  ---------------------

  Net income. . . . . . . . . . . . . . .                 -              -             243,504              243,504
                                           ----------------  -------------  -------------------  ------------------
Balance at
  December 31, 1995 . . . . . . . . . . .               100         10,000                   -               10,000
                                           ----------------  -------------  -------------------  ------------------
  Net income. . . . . . . . . . . . . . .                 -              -           2,902,429            2,902,429
                                           ----------------  -------------  -------------------  ------------------
Balance at
  December 31, 1996 . . . . . . . . . . .               100         10,000           2,902,429            2,912,429
                                           ----------------  -------------  -------------------  -----------------

  Dividends (unaudited) . . . . . . . . .                 -              -          (2,602,429)         (2,602,429)
                                           ----------------  -------------  -------------------  ------------------
  Net income (unaudited). . . . . . . . .                 -              -             624,337              624,337
                                           ----------------  -------------  -------------------  ------------------
Balance at
October 31,   1997 (unaudited)                          100  $      10,000  $          924,337   $          934,337
                                           ================  =============  =================== ===================


                           MIDLAND AGRICULTURAL, S.A.
                             STATEMENT OF CASH FLOWS
             FOR THE YEAR ENDED DECEMBER 31, 1996 AND FOR THE PERIOD
                  FROM OCTOBER 1, 1995 TO DECEMBER 31, 1995 AND
               FOR THE TEN MONTHS ENDED OCTOBER 31, 1997 AND 1996





                                                                           Ten Months     Ten Months
                                            Year Ended      Year Ended        Ended          Ended
                                           December 31,    December 31,    October 31,    October 31,
                                               1996            1995           1997           1996
                                          --------------  --------------  -------------  -------------
                                                                           (Unaudited)    (Unaudited)
                                                                          -------------  -------------


CASH FLOWS FROM OPERATING
  ACTIVITIES
----------------------------------------

  Net income . . . . . . . . . . . . . .  $   2,902,429   $     243,504   $    624,337   $  2,386,726
                                          --------------  --------------  -------------  -------------

  Adjustments to reconcile net income to
    net cash provided by operating
    activities:

      Depreciation . . . . . . . . . . .          6,360               -          5,629          1,000
                                          --------------  --------------  -------------  -------------

      Changes in assets and liabilities:

        Decrease (increase) in trade
          receivables. . . . . . . . . .     (2,530,883)              -      1,886,483     (1,548,600)
                                          --------------  --------------  -------------  -------------

        Decrease (increase) in related
          party receivables. . . . . . .              -               -         (6,800)             -
                                          --------------  --------------  -------------  -------------

        Increase (decrease) in accounts
          payable. . . . . . . . . . . .         12,484               -         73,946         12,484
                                          --------------  --------------  -------------  -------------

        Increase (decrease) in accrued
          employee benefits. . . . . . .              -               -         10,000              -
                                          --------------  --------------  -------------  -------------

Net Cash Provided by Operating
  Activities . . . . . . . . . . . . . .        390,390         243,504      2,593,595        851,610
                                          --------------  --------------  -------------  -------------

CASH FLOWS FROM INVESTING
 ACTIVITIES

  Additions to fixed assets. . . . . . .        (35,000)              -              -        (35,000)
                                          --------------  --------------  -------------  -------------

CASH FLOWS FROM FINANCING
 ACTIVITIES

  Proceeds from common stock issuance. .              -          10,000              -              -
                                          --------------  --------------  -------------  -------------

  Dividends. . . . . . . . . . . . . . .              -        (243,504)    (2,602,429)             -
                                          --------------  --------------  -------------  -------------

NET CASH USED BY INVESTING
 ACTIVITIES. . . . . . . . . . . . . . .              -        (233,504)    (2,602,429)             -
                                          --------------  --------------  -------------  -------------

Net Increase (Decrease) in Cash and
  Cash Equivalents . . . . . . . . . . .        355,390          10,000         (8,834)       816,610
                                          --------------  --------------  -------------  -------------

Cash and cash equivalents, beginning of
 Period. . . . . . . . . . . . . . . . .         10,000               -        365,390         10,000
                                          --------------  --------------  -------------  -------------

Cash and cash equivalents, end of period  $     365,390   $      10,000   $    356,556   $    826,610
----------------------------------------  ==============  ==============  =============  =============



                                      F-12

                           MIDLAND AGRICULTURAL, S.A.
                          NOTES TO FINANCIAL STATEMENTS
             FOR THE YEAR ENDED DECEMBER 31, 1996 AND FOR THE PERIOD
             FROM OCTOBER 1, 1995 TO  DECEMBER 31, 1995 AND FOR THE
                   TEN MONTHS ENDED OCTOBER 31, 1997 AND 1996
         (THE INFORMATION AND AMOUNTS FOR INTERIM PERIODS ARE UNAUDITED)

NOTE  1  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
            ----------------------------------------------

NATURE  OF  OPERATIONS

Midland Agricultural, S.A. (the ACompany@), a Republic of Panama Corporation, was formed on October 1, 1995. The Company was incorporated according to the laws of the Republic of Panama on November 11, 1995, and registered at the corporations= registry on November 21, 1995. The Company=s headquarters is in Athens, Greece. The Company was formerly known as Mill-AGRO Hellas, SA; however, on May 3, 1997, the Company name was changed to Midland Agricultural, S.A. The Company is involved in the trade of agricultural products such as wheat, wheat-flour, corn, and barley. The Company has processing, storage, transportation and an office in Taganrog Port (Russia) and acts as the link between farmers in Russia and the food manufacturers in the Mediterranean countries. The Company exclusively uses the related shipping entity, Midland Steamshipping Company. All accounts are settled with letters of credit with U.S. dollars.

USE  OF  ESTIMATES  IN  THE  PREPARATION  OF  FINANCIAL  STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Actual  results  could  differ  from  those  estimates.

REVENUE  RECOGNITION

The Company recognizes revenues from the sales of agricultural products in the period of shipping and issuing of invoices. Virtually all sales are transacted in U.S. dollars.

FIXED  ASSETS

Furniture and fixtures are recorded at cost. Depreciation on furniture and fixtures is determined using the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are expensed when incurred and betterments are capitalized.
NOTE  1  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (Continued)
            ----------------------------------------------

NET  INCOME  PER  COMMON  SHARE

Net income per common share has been computed by dividing net earnings by the weighted average number of shares outstanding during the period.

CASH  AND  CASH  EQUIVALENTS

For purposes of the statement of cash flows, cash includes all cash and investments with maturities of three months or less.

INCOME  TAXES

According to Greek and Panamanian Law the Company is not subject to income taxes.

INTERIM  FINANCIAL  STATEMENTS

The interim financial information as of October 31, 1997, and for the ten months ended October 31, 1997 and 1996, is unaudited. However, in the opinion of management, these interim financial statements include all necessary adjustments to fairly present the results of the interim periods, and all such adjustments are of a normal recurring nature. The interim financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 1996 and for the period from October 1, 1995 to December 31, 1995.

NEW  ACCOUNTING  PRONOUNCEMENTS

In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 128 (SFAS 128), AEarnings Per Share,@ which will be effective for the Company beginning December 31, 1997. SFAS 128 replaces the presentation of primary earnings per share with a presentation of basic earnings per share based upon the weighted average number of common shares for the period. It also requires dual presentation of basic and diluted earnings per share for companies with complex capital structures. Prior period financial statements provided for comparative purposes will require restatement. This statement will not have a material effect on financial statements presented by the Company.

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130 (SFAS 130), AReporting Comprehensive Income.@ This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 will be adopted by the Company for the year ended December 31, 1998. Prior period financial statements provided for comparative purposes will be reclassified, as required. This statement has no effect on financial statements traditionally presented by the Company, but increases required disclosures.
NOTE  1  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (Continued)
            ----------------------------------------------

NEW  ACCOUNTING  PRONOUNCEMENTS  (Continued)

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 (SFAS 131), ADisclosures about Segments of an Enterprise and Related Information.@ The statement requires the Company to report income/loss, revenue, expense and assets by business segment including information regarding the revenues derived from specific products and services and about the countries in which the Company is operating. The Statement also requires that the Company report descriptive information about the way that operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used in the Company=s general purpose financial statements, and changes in the measurement of segment amounts from period to period. SFAS 131 will be adopted by the Company for the year ended December 31, 1998.


NOTE  2  -  DISCLOSURES  ABOUT  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS
            -----------------------------------------------------------

The carrying amount of cash, accounts receivable, accounts payable and accrued liabilities approximates fair value because of the short maturity of these instruments. Virtually all accounts receivable are settled with letters of credit within eight days from loading.


NOTE  3  -  RELATED  PARTY  TRANSACTIONS
          ------------------------------

At October 31, 1997, the Company has $6,800 of related party receivables, which is receivable from Midland Liners, Co., a company owned by the Company=s major shareholder.

At October 31, 1997, the Company had paid to C & K Capital Corporation fees in total of $100,000 for services rendered in relation to the acquisition of Midland Steamshipping and Midland Agricultural. In addition, the Company had reimbursed certain legal, travel, and office expenses incurred as a result of these services provided.

At this time, the Company continues to sublease office space from C & K Capital Corporation at a rate of $2,000 per month, plus any extraordinary expenses such as telephone charges, etc.

C & K Capital Corporation is a corporation owned by Mr. Alexander G. Montano, the Chief Financial Officer of the Company, and employs Mr. Daniel C. Montano, Vice Chairman as a managing director (see Note 7).

The Company will from time to time purchase agricultural commodities in Russia at prevailing market prices from an agricultural company in which Mr. Christos Traios is a shareholder.
NOTE  4  -  CONCENTRATIONS
            --------------

SALES

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of sales. In the normal course, the Company provides credit terms to its customers. Accordingly, the Company performs ongoing credit evaluations of its customers and, if necessary, maintains allowances for possible losses.

The following purchasers accounted for 10% or more of the Company=s sales for the periods ended:



                                       Ten Months
               For the Year Ended         Ended
                December 31, 1996   October 31, 1997
               -------------------  -----------------
                                       (Unaudited)
                                    -----------------



  Purchaser A                  12%                20%
               -------------------  -----------------

  Purchaser B                  24%                25%
               -------------------  -----------------

  Purchaser C                  38%                11%
               -------------------  -----------------

  Purchaser D                  20%                 -
-------------  -------------------  -----------------


MARKETS

Midland Agricultural primarily handles agricultural goods that are harvested and delivered in Southern Russia. As a result, the business of the Company is impacted by items such as weather patterns, and political risk associated with Russia.

The bulk of the Company=s agricultural goods are in turn sold to various purchasers around the Mediterranean Sea, with a predominance in nations such as Italy, Greece, Israel, Lebanon and Egypt.


NOTES  5  -  CONTINGENCIES
             -------------

The Company is involved in legal actions arising in the ordinary course of business. In the opinion of management, the Company has adequate legal defenses or insurance coverage with respect to each of these actions and does not believe that they will materially affect the Company=s results of operations or financial position.
NOTE  6  -  LEASE  COMMITMENTS
            ------------------

The Company pays approximately $2,500 per month for 100 square meters of office space in Taganrog. The Company just completed its first year of a four year lease, with annual increases of 15%. The Company has the choice to exercise an option to extend the lease for an additional four years.


NOTE  7  -  SUBSEQUENT  EVENT
            -----------------

On October 8, 1997, the Company entered into an acquisition agreement whereby ownership was transferred from Mr. Christos Traios, to Essco (USA), Inc. for 3,250,000 shares of common stock.

Additionally, 49% of Midland Steamshipping Company common stock was acquired by Essco (USA), Inc. Essco (USA), Inc. was formed by officers of C & K Capital Corporation (see Note 3), who will continue as officers and board members for Essco (USA), Inc.
     INDEPENDENT  AUDITORS=  REPORT



To the Board of Directors and Shareholders of Midland Steamshipping Co.


We have audited the accompanying balance sheets of Midland Steamshipping Co. as of December 31, 1996 and 1995, and the related statement of operations, cash flows and stockholders= equity for the years then ended. These financial statements are the responsibility of the Company=s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Midland Steamshipping Co. as of December 31, 1996 and 1995, the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

     BROWN  ARMSTRONG  RANDALL  &  REYES
ACCOUNTANCY  CORPORATION






Bakersfield,  California
November  1,  1997

   The accompanying notes are an integral part of these financial statements.

                                      F-18

                            MIDLAND STEAMSHIPPING CO.
                                 BALANCE SHEETS
                     DECEMBER 31, 1996 AND OCTOBER 31, 1997




                                                                         December 31,    October 31,
                                                                             1996           1997
                                                                         -------------  -------------
                                                                                         (Unaudited)
                                                                                        -------------


ASSETS
-----------------------------------------------------------------------

Current Assets

  Cash and cash equivalents . . . . . . . . . . . . . . . . . . . . . .  $     219,436  $     302,822
                                                                         -------------  -------------

  Related party receivables . . . . . . . . . . . . . . . . . . . . . .        155,055              -
                                                                         -------------  -------------

  Prepaid expenses. . . . . . . . . . . . . . . . . . . . . . . . . . .              -         68,064
                                                                         -------------  -------------

    Total Current Assets. . . . . . . . . . . . . . . . . . . . . . . .        374,491        370,886
                                                                         -------------  -------------

Property and Equipment

  Vessels . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,200,000      1,200,000
                                                                         -------------  -------------

  Furniture and fixtures. . . . . . . . . . . . . . . . . . . . . . . .         55,727         55,727
                                                                         -------------  -------------

                                                                             1,255,727      1,255,727
                                                                         -------------  -------------

  Less: accumulated deprecation . . . . . . . . . . . . . . . . . . . .        125,600        334,886
                                                                         -------------  -------------

    Total Property and Equipment. . . . . . . . . . . . . . . . . . . .      1,130,127        920,841
                                                                         -------------  -------------

    TOTAL ASSETS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  $   1,504,618  $   1,291,727
                                                                         =============  =============



LIABILITIES AND STOCKHOLDERS= EQUITY

Current Liabilities

  Loan payable. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $     200,000  $           -
                                                                         -------------  -------------

  Accrued liabilities . . . . . . . . . . . . . . . . . . . . . . . . .         45,015          5,100
                                                                         -------------  -------------

  Accrued employee benefits payable . . . . . . . . . . . . . . . . . .              -         10,000
                                                                         -------------  -------------

    Total Liabilities . . . . . . . . . . . . . . . . . . . . . . . . .        245,015         15,100
                                                                         -------------  -------------

Commitments and Contingencies

Stockholders= Equity

  Common stock, $42 par value, 100 shares authorized, 100 shares issued
    and outstanding . . . . . . . . . . . . . . . . . . . . . . . . . .          4,200          4,200
                                                                         -------------  -------------

  Additional paid-in capital. . . . . . . . . . . . . . . . . . . . . .      1,000,000      1,000,000
                                                                         -------------  -------------

  Retained earnings . . . . . . . . . . . . . . . . . . . . . . . . . .        255,403        272,427
                                                                         -------------  -------------

   Total Stockholders= Equity . . . . . . . . . . . . . . . . . . . . .      1,259,603      1,276,627
                                                                         -------------  -------------

   TOTAL LIABILITIES AND STOCKHOLDERS= EQUITY . . . . . . . . . . . . .  $   1,504,618  $   1,291,727
-----------------------------------------------------------------------  =============  =============


                            MIDLAND STEAMSHIPPING CO.
                            STATEMENTS OF OPERATIONS
               FOR THE PERIOD FROM INCEPTION ON OCTOBER 8, 1996 TO
                              DECEMBER 31, 1996 AND
                    FOR THE TEN MONTHS ENDED OCTOBER 31, 1997






                                                                     Ten Months
                                            October 8, 1996 to         Ended
                                             December 31, 1996    October 31, 1997
                                            -------------------  ------------------
                                                                    (Unaudited)
                                                                 ------------------



Revenues from voyages. . . . . . . . . . .  $         1,321,275  $          832,715
------------------------------------------  -------------------  ------------------

Operating expenses

  Vessel expenses. . . . . . . . . . . . .              779,258             469,320
                                            -------------------  ------------------

  General and administrative expenses. . .              286,614              90,968
                                            -------------------  ------------------

    Total Operating Expenses . . . . . . .            1,065,872             560,288
                                            -------------------  ------------------

Net Income . . . . . . . . . . . . . . . .  $           255,403  $          272,427
                                            ===================  ==================



Net Income per Common Share. . . . . . . .  $          2,554.03  $         2,724.27
                                            ===================  ==================

Weighted Average Common Shares Outstanding                  100                 100
------------------------------------------  ===================  ==================



                            MIDLAND STEAMSHIPPING CO.
                       STATEMENTS OF STOCKHOLDERS= EQUITY
          FOR THE PERIOD FROM OCTOBER 8, 1996 TO DECEMBER 31, 1996 AND
                    FOR THE TEN MONTHS ENDED OCTOBER 31, 1997





                                          Common
                                           Stock    Common   Additional                   Total
                                         Number of   Stock     Paid-in     Retained    Stockholders
                                          Shares    Amount     Capital     Earnings       Equity
                                         ---------  -------  -----------  ----------  --------------



Balance at October 8, 1996. . . . . . .          -  $     -  $         -  $       -   $           -
                                         ---------  -------  -----------  ----------  --------------

  Issuance of stock . . . . . . . . . .        100    4,200            -          -           4,200
                                         ---------  -------  -----------  ----------  --------------

  Assets contributed at book value. . .          -        -    1,000,000          -       1,000,000
                                         ---------  -------  -----------  ----------  --------------

  Net Income. . . . . . . . . . . . . .          -        -            -    255,403         255,403
                                         ---------  -------  -----------  ----------  --------------

Balance at December 31, 1996. . . . . .        100    4,200    1,000,000    255,403       1,259,603
                                         ---------  -------  -----------  ----------  --------------

  Dividends (unaudited) . . . . . . . .          -        -            -   (255,403)       (255,403)
                                         ---------  -------  -----------  ----------  --------------

 Net income (unaudited) . . . . . . . .          -        -            -    272,427         272,427
                                         ---------  -------  -----------  ----------  --------------

Balance at October 31, 1997 (unaudited)        100  $ 4,200  $ 1,000,000  $ 272,427   $   1,276,627
---------------------------------------  =========  =======  ===========  ==========  ==============


                            MIDLAND STEAMSHIPPING CO.
                            STATEMENTS OF CASH FLOWS
               FOR THE PERIOD FROM INCEPTION ON OCTOBER 8, 1996 TO
                              DECEMBER 31, 1996 AND
                    FOR THE TEN MONTHS ENDED OCTOBER 31, 1997




                                                                    October 8, 1996     Ten Month
                                                                          to              Ended
                                                                     December 31,      October 31,
                                                                         1996             1997
                                                                   -----------------  -------------
                                                                                       (Unaudited)
                                                                                      -------------



CASH FLOWS FROM OPERATING ACTIVITIES

  Net income. . . . . . . . . . . . . . . . . . . . . . . . . . .  $        255,403   $    272,427
                                                                   -----------------  -------------

  Adjustments to reconcile net income to net cash provided (used) by operating activities:

    Depreciation. . . . . . . . . . . . . . . . . . . . . . . . .           125,600        209,286
                                                                   -----------------  -------------

    Changes in assets and liabilities:

      Decrease (increase) in related receivables. . . . . . . . .          (155,055)       155,055
                                                                   -----------------  -------------

      Decrease (increase) in prepaid expenses . . . . . . . . . .                 -        (68,064)
                                                                   -----------------  -------------

      Increase (decrease) in accrued liabilities. . . . . . . . .            45,015        (29,915)
                                                                   -----------------  -------------

Net Cash Provided by Operating Activities . . . . . . . . . . . .           270,963        538,789
                                                                   -----------------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES

  Acquisition of furniture and fixtures . . . . . . . . . . . . .           (55,727)             -
                                                                   -----------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES

  Payments on note payable. . . . . . . . . . . . . . . . . . . .                 -       (200,000)
                                                                   -----------------  -------------

  Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . .                 -       (255,403)
                                                                   -----------------  -------------

  Proceeds from  stock issuance . . . . . . . . . . . . . . . . .             4,200              -
                                                                   -----------------  -------------

Net Cash Provided (Used) by Financing Activities. . . . . . . . .             4,200       (455,403)
                                                                   -----------------  -------------

Net Increase in Cash and Cash Equivalents . . . . . . . . . . . .           219,436         83,386
                                                                   -----------------  -------------

Cash and cash equivalent at beginning of period . . . . . . . . .                 -        219,436
                                                                   -----------------  -------------

Cash and cash equivalent at end of period . . . . . . . . . . . .  $        219,436   $    302,822
-----------------------------------------------------------------  =================  =============



                                      F-22

                            MIDLAND STEAMSHIPPING CO.
                          NOTES TO FINANCIAL STATEMENTS
               FOR THE PERIOD FROM INCEPTION ON OCTOBER 8, 1996 TO
                              DECEMBER 31, 1996 AND
                    FOR THE TEN MONTHS ENDED OCTOBER 31, 1997
         (THE INFORMATION AND AMOUNTS FOR INTERIM PERIODS ARE UNAUDITED)



NOTE  1  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
            ----------------------------------------------

NATURE  OF  OPERATIONS

Midland Steamshipping Co. (the Company), a Greek Maritime Corporation, headquartered in Athens, was formed on September 17, 1996. The Company was formerly known as Megahel Nautical, however, its name was changed on March 13, 1997, to Midland Steamshipping. The Company is involved in the shipping of agricultural products. The Company primarily ships the products of a related party Midland Agricultural, S.A. Virtually all sales are done in U.S. dollars.

USE  OF  ESTIMATES  IN  THE  PREPARATION  OF  FINANCIAL  STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Actual  results  could  differ  from  those  estimates.

REVENUE  AND  EXPENSE  RECOGNITION

Voyage revenues and expenses are included in income at the time each voyage leg commences. This method of accounting does not differ materially from other acceptable accounting methods.

PROPERTY  AND  EQUIPMENT

Furniture and fixtures are recorded at cost. Depreciation on furniture and fixtures is determined using the straight-line method over the estimated useful lives of the assets, which is five years.

The Company owns one shipping vessel, which is recorded at cost and has an estimated useful life of five years. Vessel depreciation is computed using the straight-line method. Expenditures for maintenance and repairs of vessels are expensed when incurred and betterments are capitalized.
NOTE  1  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (Continued)
            ----------------------------------------------

NET  INCOME  PER  COMMON  SHARE

Net income per common share has been computed by dividing net earnings by the weighted average number of shares outstanding during the period.

CASH  AND  CASH  EQUIVALENTS

For purposes of the statement of cash flows, cash includes all cash and investments with maturities of three months or less.

LONG-LIVED  ASSETS

In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 121, AAccounting for the Impairment of Long-Lived Assets and/or Long-Lived Assets to be Disposed of.@ This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment loss under SFAS No. 121 is calculated as the difference between the carrying amount of the asset and its fair value.
Management reviews carrying amounts of significant assets, e.g., vessels, quarterly.

INCOME  TAXES

According  to  Greek  Law  the  Company  is  not  subject  to  income  taxes.

INTERIM  FINANCIAL  STATEMENTS

The interim financial information as of October 31, 1997, and for the ten months ended October 31, 1997, is unaudited. However, in the opinion of management, these interim financial statements include all necessary adjustments to present fairly the results of the interim periods, and all such adjustments are of a normal recurring nature. The interim financial statements should be read in conjunction with the audited financial statements for the period from inception on October 8, 1996 to December 31, 1996.
NOTE  1  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (Continued)
            ----------------------------------------------

NEW  ACCOUNTING  PRONOUNCEMENTS

In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 128 (SFAS 128), AEarnings Per Share,@ which will be effective for the Company beginning December 31, 1997. SFAS 128 replaces the presentation of primary earnings per share with a presentation of basic earnings per share based upon the weighted average number of common shares for the period. It also requires dual presentation of basic and diluted earnings per share for companies with complex capital structures. Prior period financial statements provided for comparative purposes will require restatement. This statement will not have a material effect on financial statements presented by the Company.

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130 (SFAS 130), AReporting Comprehensive Income.@ This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 will be adopted by the Company for the year ended December 31, 1998. Prior period financial statements provided for comparative purposes will be reclassified, as required. This statement has no effect on financial statements traditionally presented by the Company, but increases required disclosures.

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 (SFAS 131), ADisclosures about Segments of an Enterprise and Related Information.@ The statement requires the Company to report income/loss, revenue, expense and assets by business segment including information regarding the revenues derived from specific products and services and about the countries in which the Company is operating. The Statement also requires that the Company report descriptive information about the way that operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used in the Company=s general purpose financial statements, and changes in the measurement of segment amounts from period to period. SFAS 131 will be adopted by the Company for the year ended December 31, 1998.


NOTE  2  -  DISCLOSURES  ABOUT  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS
            -----------------------------------------------------------

The carrying amount of cash, accounts receivable, accounts payable and accrued liabilities approximates fair value because of the short maturity of these instruments.
NOTE  3  -  RELATED  PARTY  TRANSACTIONS
          ------------------------------

At December 31, 1996, the Company had $155,055 of related party receivables. These receivables are from companies owned by the Company=s major shareholder.


NOTE  4  -  CONCENTRATIONS
            --------------

The largest single customer of Midland Steamshipping is its sister Company, Midland Agricultural. This single customer accounts for approximately 60% of voyages made during the period of 1996 through October 31, 1997.

The Company is comfortable that there is sufficient demand for river/sea going vessels that its fleet could be employed at prevailing Aday rates@ should Midland Agricultural not require the level of service it has historically chartered.


NOTE  5  -  NOTE  PAYABLE
          ---------------

The note payable a December 31, 1996 is composed of a note due for the purchase of Company vessels.


NOTE  6  -  CONTINGENCIES
            -------------

The Company is involved in legal actions arising in the ordinary course of business. In the opinion of management, the Company has adequate legal defenses or insurance coverage with respect to each of these actions and does not believe that they will materially affect the Company=s results of operations or financial position.


NOTE  7  -  SUPPLEMENTAL  DISCLOSURE  OF  CASH  FLOW  INFORMATION
            -----------------------------------------------------

During October 1996, the Company received a vessel valued at $1,200,000 in exchange for an increase in capital of $1,000,000 and a note payable of $200,000.


NOTE  8  -  SUBSEQUENT  EVENT
            -----------------

On October 8, 1997, the Company entered into an acquisition agreement whereby 49% of the ownership of the Company was transferred from Mr. Christos Traios, to Essco (USA), Inc. for 3,250,000 shares of common stock. The sister company, Midland Agricultural, was 100% acquired by Essco (USA), Inc. in the simultaneous transaction. The overall acquisition was structured by C & K Capital Corporation of Irvine, California.

    The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

                                      F-24

                                ESSCO (USA), INC.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                OCTOBER 31, 1997



                                                                                                  ESSCO (USA),
                                    ESSCO                                                       Inc. Consolidated
                                    (USA),       Midland          Midland        Pro Forma          Pro Forma
                                                                                               -------------------
                                     Inc.      Agricultural    Steamshipping    Adjustments
                                  ----------  --------------  ---------------  --------------



ASSETS

  Cash and cash equivalents. . .  $   5,393   $     356,556   $      302,822   $           -   $          664,771
                                  ----------  --------------  ---------------  --------------  -------------------

  Related party receivables. . .          -           6,800                -               -                6,800
                                  ----------  --------------  ---------------  --------------  -------------------

  Receivables. . . . . . . . . .    200,000         644,400                -    (98,000)  (2)             746,400
                                  ----------  --------------  ---------------  --------------  -------------------

  Prepaid expenses . . . . . . .          -               -           68,064               -               68,064
                                  ----------  --------------  ---------------  --------------  -------------------

    Total Current Assets . . . .    205,393       1,007,756          370,886         (98,000)           1,486,035
                                  ----------  --------------  ---------------  --------------  -------------------


Vessels. . . . . . . . . . . . .          -               -        1,200,000               -            1,200,000
                                  ----------  --------------  ---------------  --------------  -------------------

Furniture and fixtures . . . . .          -          35,000           55,727               -               90,727
                                  ----------  --------------  ---------------  --------------  -------------------

                                                                                           -
Less: accumulated depreciation .          -         (11,989)        (334,886)              -             (346,875)
                                  ----------  --------------  ---------------  --------------  -------------------

    Total Property and Equipment          -          23,011          920,841               -              943,852
                                  ----------  --------------  ---------------  --------------  -------------------

    TOTAL ASSETS . . . . . . . .  $ 205,393   $   1,030,767   $    1,291,727   $     (98,000)  $        2,429,887
                                  ==========  ==============  ===============  ==============  ===================

LIABILITIES AND
 STOCKHOLDERS=  EQUITY

  Loan payable . . . . . . . . .  $ 250,000   $           -   $            -   $ (98,000) (2)  $          152,000
                                  ----------  --------------  ---------------  --------------  -------------------

  Accrued liabilities. . . . . .     29,683          96,430           15,100               -              141,213
                                  ----------  --------------  ---------------  --------------  -------------------

    Total Current Liabilities. .    279,683          96,430           15,100         (98,000)             293,213
                                  ----------  --------------  ---------------  --------------  -------------------



Minority interest in subsidiary.          -               -                -      651,080 (1)             651,080
                                  ----------  --------------  ---------------  --------------  -------------------



Stockholders= Equity

  Common stock . . . . . . . . .      1,000          10,000            4,200      (2,142) (1)              13,058
                                  ----------  --------------  ---------------  --------------  -------------------

  Paid-in capital. . . . . . . .     49,000               -        1,000,000    (510,000) (1)             539,000
                                  ----------  --------------  ---------------  --------------  -------------------

  Retained earnings. . . . . . .   (124,290)        924,337          272,427    (138,938) (1)             933,536
                                  ----------  --------------  ---------------  --------------  -------------------

    Total Stockholders= Equity .    (74,290)        934,337        1,276,627        (651,080)           1,485,594
                                  ----------  --------------  ---------------  --------------  -------------------

    TOTAL LIABILITIES AND
      STOCKHOLDERS= EQUITY . . .  $ 205,393   $   1,030,767   $    1,291,727   $     (98,000)  $        2,429,887
--------------------------------  ==========  ==============  ===============  ==============  ===================


                                ESSCO (USA), INC.
                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             STATEMENT OF OPERATIONS
                    FOR THE TEN MONTHS ENDED OCTOBER 31, 1997





                                                                                                ESSCO
                                  ESSCO         Midland        Midland        Pro Forma      (USA), Inc.
                               (USA), Inc.   Agricultural   Steamshipping    Adjustments      Pro Forma
                              -------------  -------------  --------------  --------------  -------------



Sales of agricultural
  products . . . . . . . . .  $          -   $  13,440,860  $            -  $           -   $ 13,440,860
                              -------------  -------------  --------------  --------------  -------------

Revenue from voyages . . . .             -               -         832,715              -        832,715
                              -------------  -------------  --------------  --------------  -------------

    Total Revenues . . . . .             -      13,440,860         832,715              -     14,273,575
                              -------------  -------------  --------------  --------------  -------------

Cost of sales. . . . . . . .             -      12,287,600         469,320              -     12,756,920
                              -------------  -------------  --------------  --------------  -------------

General, administrative and
  selling. . . . . . . . . .       124,290         228,923          90,968              -        444,181
                              -------------  -------------  --------------  --------------  -------------

 Provision for doubtful
  accounts . . . . . . . . .             -         300,000               -              -        300,000
                              -------------  -------------  --------------  --------------  -------------

    Total Expenses . . . . .       124,290      12,816,523         560,288              -     13,501,101
                              -------------  -------------  --------------  --------------  -------------

Income before minority
  interests in  subsidiary
  earnings . . . . . . . . .      (124,290)        624,337         272,472              -        772,474
                              -------------  -------------  --------------  --------------  -------------

Minority interests in
  subsidiary earnings. . . .             -               -               -   (138,938) (1)      (138,938)
                              -------------  -------------  --------------  --------------  -------------

Net Income (Loss). . . . . .  $   (124,290)  $     624,337  $      272,427  $    (138,938)  $    633,536
                              =============  =============  ==============  ==============  =============



Net Income (Loss) per
  Share. . . . . . . . . . .  $              $    6,243.37  $     2,724.27                  $        .13
                              =============  =============  ==============                  =============

Weighted Average Shares
  Outstanding                                          100             100                     4,904,000
----------------------------                 =============  ==============                  =============



                                      F-26

                                ESSCO (USA), INC.
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                        CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE TEN MONTHS ENDED OCTOBER 31, 1997




NOTE  1  -  BASIS  OF  PRESENTATIONS
          --------------------------

The unaudited pro forma condensed consolidated balance sheet at October 31, 1997 and the unaudited pro forma condensed consolidated statement of operations for the ten months ended October 31, 1997(collectively the AEssco (USA), Inc. Unaudited Pro Forma Financial Statements@) have been prepared from the historical financial statements of Midland Agricultural, S.A. (Agricultural) and Midland Steamshipping Co. (Steamshipping). The unaudited pro forma condensed consolidated financial statements have been prepared as if Essco (USA), Inc. had merged with Agricultural and Steamshipping on January 1, 1997. The merger has been accounted for in the Essco (USA), Inc. Pro Forma Financial Statements using the pooling method of accounting.

The agricultural subsidiary is 100% owned, and the steamshipping subsidiary is 49% owned, the maximum allowable under Greek law to be owned by a non-Greek company. The majority shareholder of Essco owns the 51% unconsolidated interest of steamshipping; however, Essco management consolidates the 49% interest because virtually all of agricultural=s shipping business is done with steamshipping.

The Essco (USA), Inc. Pro Forma Financial Statements are not necessarily indicative of the current future financial position or results of Essco (USA), Inc. Management believes the estimates and assumptions provide a reasonable basis for presenting the significant effects of the transactions and that the pro forma adjustments give appropriate effect to these estimates and assumptions and are properly applied in the Essco (USA), Inc. Pro Forma Financial Statements.


NOTE  2  -  PRO  FORMA  ADJUSTMENTS
            -----------------------

Unaudited pro forma condensed consolidated balance sheet and unaudited pro forma condensed consolidated statement of operations:

(1) To effect the merger, Essco (USA), Inc. issued three million one hundred fifty thousand (3,150,000) shares in exchange for all the issued and outstanding shares of agricultural and 49% of the issued and outstanding shares of steamshipping.

     (2)        To eliminate the loan payable to Essco by Midland Steamshipping.
NOTE  3  -  INCOME  TAXES
            -------------

These statements contain no deferred taxes nor provision for income taxes because the subsidiaries are completely exempt from Greek income tax, while the parent, Essco (USA), Inc., has taxable losses from its inception on October 8, 1996 to October 31, 1997. As the parent and subsidiaries continue into the future, management anticipates income taxes to be provided only for the parent company earnings as the foreign subsidiaries and the U.S. parent will most likely be majority owned by non-U.S. citizens, and it is managements intent to re-invest earnings of its foreign subsidiaries in foreign owned assets and business activities.